                                               Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-25575


     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT PURSUANT TO RULE 424 UNDER THE SECURITIES ACT OF 1933. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 OF THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO THE PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED JULY 29, 1997
PROSPECTUS SUPPLEMENT
(To Prospectus dated July 29, 1997)

       (BUILDING)

[SUMMIT PROPERTIES LOGO]

SUMMIT PROPERTIES PARTNERSHIP, L.P.

$50,000,000
         % Notes due 2004

ISSUE PRICE:        %

$50,000,000
         % Notes due 2007

ISSUE PRICE:        %

Interest payable August 15 and February 15

Interest on the     % Notes due 2004 (the "2004 Notes") and the     % Notes due
2007 (the "2007 Notes" and, together with the 2004 Notes, the "Notes") of Summit Properties Partnership, L.P. (the "Operating Partnership") offered hereby is payable semi-annually on August 15 and February 15, commencing February 15, 1998. See "Description of Notes -- Principal and Interest." The 2004 Notes will
mature on August   , 2004 and the 2007 Notes will mature on August   , 2007. The
Notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount (as hereinafter defined), if any. See "Description of Notes -- Optional Redemption."

The Notes will be represented by one or more Global Securities (as hereinafter defined) registered in the name of The Depository Trust Company ("DTC") or its nominee. Interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, Notes in definitive form will not be issued. See "Description of Notes."

SEE "RISK FACTORS" COMMENCING ON PAGE 3 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------
                                                                          UNDERWRITING       PROCEEDS TO
                                                             PRICE TO    DISCOUNTS AND        OPERATING
                                                             PUBLIC(1)   COMMISSIONS(2)   PARTNERSHIP(1)(3)
-----------------------------------------------------------------------------------------------------------
Per 2004 Note                                                       %              %                 %
-----------------------------------------------------------------------------------------------------------
Total                                                        $              $                 $
-----------------------------------------------------------------------------------------------------------
Per 2007 Note                                                       %              %                 %
-----------------------------------------------------------------------------------------------------------
Total                                                        $              $                 $
-----------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from August   , 1997.
(2) The Operating Partnership and Summit Properties have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses payable by the Operating Partnership, estimated at $300,000.

The Notes are offered, subject to prior sale, when, as and if accepted by the Underwriters and subject to approval of certain legal matters by Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Underwriters. It is expected that
delivery of the Notes will be made on or about August   , 1997 through the
facilities of DTC, against payment therefor in immediately available funds.

J.P. MORGAN & CO.
            MERRILL LYNCH & CO.
                         MORGAN STANLEY DEAN WITTER
                                     FIRST UNION CAPITAL MARKETS CORP.
                , 1997

       [MAP OF COMMUNITIES AND PHOTOS OF CERTAIN COMMUNITIES APPEAR HERE]

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICES OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, THE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR ANY OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE OPERATING PARTNERSHIP SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

THIS PROSPECTUS SUPPLEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THE OPERATING PARTNERSHIP'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. CERTAIN FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE ARE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS. THE READER IS CAUTIONED, HOWEVER, THAT THE FACTORS DISCUSSED IN THAT SECTION MAY NOT BE EXHAUSTIVE.

                               TABLE OF CONTENTS

                                                              PAGE
                      PROSPECTUS SUPPLEMENT
Summary.....................................................   S-4
Use of Proceeds.............................................  S-11
Capitalization..............................................  S-11
Business....................................................  S-12
The Communities.............................................  S-15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-21
Management..................................................  S-25
Description of Notes........................................  S-27
Underwriting................................................  S-33
Legal Matters...............................................  S-33
                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
Risk Factors................................................     3
The Company and the Operating Partnership...................     8
Use of Proceeds.............................................     8
Ratios of Earnings to Fixed Charges.........................     8
Description of Debt Securities..............................     9
Description of Preferred Stock..............................    20
Description of Common Stock.................................    25
Restrictions on Transfers of Capital Stock..................    26
Federal Income Tax Considerations...........................    27
Plan of Distribution........................................    29
Legal Matters...............................................    30
Experts.....................................................    30

                                    SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Operating Partnership" shall mean Summit Properties Partnership, L.P., and its subsidiaries and predecessors on an aggregated basis. Unless otherwise indicated, information contained herein is given as of June 30, 1997.

                           THE OPERATING PARTNERSHIP

The Operating Partnership is one of the largest developers and operators of luxury apartment communities in the southeastern United States. The sole general partner of the Operating Partnership is Summit Properties Inc. ("Summit Properties"), a Maryland corporation and a fully integrated real estate investment trust ("REIT"). Summit Properties' common stock, par value $.01 per share (the "Common Stock"), is listed on the New York Stock Exchange under the symbol "SMT." Summit Properties owns approximately 84.7% of the outstanding partnership interests ("Units") of the Operating Partnership.

The Operating Partnership's portfolio consists of 54 completed apartment communities (the "Communities") with 12,808 apartment homes, including Summit Foxcroft in which the Operating Partnership has a 75% managing general partner interest. The Operating Partnership also has nine apartment communities with 2,291 apartment homes under construction. Since Summit Properties' initial public offering in February 1994 (the "Initial Offering"), the Operating Partnership has increased its portfolio from 6,979 apartment homes to 15,099 apartment homes, including apartment communities under construction or in lease-up, which represents a 116% increase. The six members of senior management have been with the Operating Partnership for an average of 12 years and own, directly or through their ownership of Common Stock, approximately 9.3% of the Operating Partnership.

The Operating Partnership is pursuing growth in ten primary markets with the objective of being a dominant provider of luxury apartment homes in these markets. The markets are primarily located in four areas of the Southeast, Mid-Atlantic and Mid-West: the I-85 Corridor connecting Atlanta, Charlotte and the Raleigh-Durham area; the greater Washington, DC/Virginia area; central and south Florida; and Indianapolis, Indiana and Columbus, Ohio. These ten markets were chosen by the Operating Partnership due to their demographic growth characteristics. Between 1987 and 1996, the employment, population and household formation growth rates in these markets exceeded the national average by 16.8%, 93.7% and 20.0%, respectively. Within these markets, the Operating Partnership has strived to develop and acquire communities distinctive for their architectural design and quality of service and which target the preferences of a more affluent renter base. In keeping with this resident profile, the Communities developed and acquired by the Operating Partnership have extensive amenities, larger apartment home sizes and a high proportion of two and three bedroom apartment homes. The Operating Partnership attributes much of its historical cash flow growth to the quality of the apartment communities it has developed over the years.

The Operating Partnership was formed to continue and expand the multifamily apartment community development, construction, management and leasing activities of the entities through which Summit Properties historically conducted operations prior to the Initial Offering (the "Summit Entities"). The Summit Entities were founded in 1972 by William B. McGuire, Jr., currently Chairman of the Board of Summit Properties, and focused on the development, construction, acquisition and syndication of multifamily properties. In 1981, William F. Paulsen joined the predecessor to Summit Properties as Chief Executive Officer and shepherded the growth of its multifamily property development and management activities.

                       BUSINESS OBJECTIVES AND STRATEGIES

The Operating Partnership's objective is to increase funds from operations and distributions to holders of its Units, including Summit Properties, through four core strategies.

Increase Cash Flow From Existing Communities. The Operating Partnership seeks to maximize the cash flow from its Communities by optimizing the trade-off between increasing rental rates and maintaining high occupancy levels. Consistent with this strategy, the Operating Partnership is among the rental rate leaders in its markets. Even though this strategy may result in slightly lower occupancy rates, the Operating Partnership believes that the dynamic tension created by this balancing strategy maximizes operating income at the property level and improves growth in the

Operating Partnership's cash flow over the long term. The Operating Partnership's affluent resident profile, well trained property management staff and management information systems support this strategy.

Each of the Communities is managed by the Operating Partnership's property management staff. The property management team for each community includes on-site management and maintenance personnel, as well as off-site supervisory personnel. In 1992, the Operating Partnership's management subsidiary (the "Management Company") was recognized as the Property Management Company of the Year by the National Association of Home Builders. Community management teams perform leasing and rent collection functions and coordinate resident services. The Operating Partnership's personnel are extensively trained and experienced and are encouraged to continue their education through both Operating Partnership-designed and outside courses.

Strategic Development. Development of new communities has been the foundation of the Operating Partnership's growth. Since its founding, the Operating Partnership has developed more than $1 billion of apartment communities, representing approximately 20,000 apartment homes. Of its 54 completed Communities, 34 have been developed by the Operating Partnership and 12 have been developed by The Crosland Group, Inc. ("Crosland"), from whom the Operating Partnership purchased the Crosland Portfolio (described below). The Operating Partnership attributes much of its historical cash flow growth to the quality of the apartment communities it has developed over the years. Where favorable opportunities exist, the Operating Partnership plans to continue to capitalize on its extensive experience and proven reputation as a developer by developing new communities. As of June 30, 1997, the Operating Partnership had nine communities with 2,291 apartment homes under construction. The development budget for these communities is $174.9 million, of which $97.4 million has been invested as of June 30, 1997. Five of these communities, with 1,264 apartment homes, are currently in lease-up.

Selective Acquisitions. The Operating Partnership also seeks to grow cash flow by acquiring existing communities that have prospects for long term growth in excess of industry averages. Although the Operating Partnership's established development capacity and current market conditions tend to favor the development of new communities over acquisitions, the Operating Partnership intends to continue to pursue opportunistic acquisitions similar to the portfolio of 2,025 apartment homes (the "Crosland Portfolio") purchased from Crosland in May 1995. The acquisition of the Crosland Portfolio helped the Operating Partnership to become one of the largest operators of luxury apartment homes in Charlotte, North Carolina and enabled the Operating Partnership to benefit from improved economies of scale in that market, such as reductions in on-site staff to manage proximate communities and lower per community advertising costs. The property operating income of the Crosland Portfolio has increased 9.2% since the third quarter of 1995, which was the first full quarter of operation under the Operating Partnership's management.

Financial Flexibility. The Operating Partnership maintains a conservative capital structure in order to retain financial flexibility and access to low cost capital. Since the Initial Offering, Summit Properties has raised approximately $170.4 million of equity in three separate offerings, and the Operating Partnership has issued Units valued at approximately $38.8 million in connection with the acquisition of communities and land. In addition, in November 1996 the Operating Partnership replaced its $50 million secured revolving credit facility with a $150 million unsecured credit facility. Following completion of the sale of the Notes offered hereby (the "Offering"), the Operating Partnership's debt to total market capitalization ratio will be 43.2%, based on a price per share of Summit Properties' Common Stock of $19 13/16 (the last reported sale price per share of such Common Stock on July 25, 1997 was $19 13/16).

                                THE COMMUNITIES

As of June 30, 1997, the Operating Partnership owned and managed 54 completed Communities and five Communities in lease-up with an aggregate of 14,072 luxury garden apartment homes. Twenty-nine of the Communities have been completed since January 1, 1990 and, as of June 30, 1997, the average age of the completed Communities was approximately 7.5 years. The Communities which were developed have leased or are leasing at a rate consistent with the Operating Partnership's expectations. While the Operating Partnership has estimated completion and stabilization target dates based on what it believes are reasonable assumptions in light of current conditions, there can be no assurance that actual costs will not exceed current budgets or that such Communities will not experience delays in reaching stabilization.

The Communities are primarily located in four areas of the Southeast, Mid-Atlantic and Mid-West: the I-85 Corridor, central and south Florida, the greater Washington DC/Virginia area, and Indiana and Ohio.

                                                                             NUMBER OF    % OF TOTAL
                                                               NUMBER OF     APARTMENT     APARTMENT
CITY OR REGION                                                COMMUNITIES      HOMES         HOMES
--------------                                                -----------   -----------   -----------
Charlotte, North Carolina...................................      13           2,444          17.4%
Tampa/Sarasota, Florida.....................................       9           2,248          16.0
Raleigh/Central North Carolina..............................      10           1,841          13.1
South Florida...............................................       6           1,759          12.5
Washington, DC Metro........................................       6           1,621          11.5
Atlanta, Georgia............................................       4           1,229           8.7
Richmond, Virginia..........................................       3             862           6.1
Orlando, Florida............................................       2             656           4.7
Indianapolis, Indiana.......................................       1             314           2.2
Columbus, Ohio..............................................       0               0           0.0
Other(1)....................................................       5           1,098           7.8
                                                                  --          ------         -----
     Total..................................................      59          14,072         100.0%
                                                                  ==          ======         =====

---------------

(1) Includes 558 apartment homes in two communities in Cincinnati, Ohio, 324 apartment homes in two communities in Greenville, South Carolina and 216 apartment homes in one community in Yardley, Pennsylvania.

                                  THE OFFERING

SECURITIES OFFERED...................  $50,000,000 aggregate principal amount of the Notes due 2004 and $50,000,000
                                       aggregate principal amount of the Notes
                                       due 2007.

MATURITY.............................  August   , 2004 with respect to the 2004
                                       Notes and August   , 2007 with respect to
                                       the 2007 Notes.

INTEREST PAYMENT DATES...............  Semi-annually on August 15 and February
                                       15 commencing February 15, 1998.

RANKING..............................  The Notes will be senior unsecured obligations of the Operating Partnership and will rank equally with the Operating Partnership's other unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to indebtedness and other liabilities of the Operating Partnership's subsidiaries. In addition, the Notes will be repaid solely from the assets of the Operating Partnership; holders of the Notes will not have recourse against any general partner or limited partner of the Operating Partnership for the repayment of the Notes.

USE OF PROCEEDS......................  The net proceeds from the sale of the
                                       Notes will be used to repay borrowings
                                       under the Operating Partnership's
                                       unsecured $150 million credit facility
                                       (the "Unsecured Credit Facility") that
                                       were incurred principally to finance
                                       development and acquisition activities.
                                       See "Use of Proceeds" and "Underwriting."

OPTIONAL REDEMPTION..................  The Notes are redeemable at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest to the redemption date and (ii) the Make-Whole Amount, if any. See "Description of Notes -- Optional Redemption."

CERTAIN COVENANTS....................  The Notes contain various covenants including the following:

                                       - Neither the Operating Partnership nor
                                         any Subsidiary (as hereinafter defined)
                                         may incur any Indebtedness (as
                                         hereinafter defined) if, after giving
                                         effect thereto, the aggregate principal
                                         amount of all outstanding Indebtedness
                                         of the Operating Partnership and its
                                         Subsidiaries on a consolidated basis is
                                         greater than 60% of the sum of (i) the
                                         Total Assets (as hereinafter defined)
                                         of the Operating Partnership and its
                                         Subsidiaries as of the end of the most
                                         recent calendar quarter and (ii) the
                                         purchase price of any real estate
                                         assets or mortgages receivable
                                         acquired, and the amount of any
                                         securities offering proceeds received
                                         (to the extent that such proceeds were
                                         not used to acquire real estate assets
                                         or mortgages receivable or used to
                                         reduce Indebtedness), by the Operating
                                         Partnership or any Subsidiary since the
                                         end of such calendar quarter, including
                                         those proceeds obtained in connection
                                         with the incurrence of such additional
                                         Indebtedness.

                                       - Neither the Operating Partnership nor
                                         any Subsidiary may incur any
                                         Indebtedness secured by any mortgage or
                                         other
                                         lien upon any of the property of the
                                         Operating Partnership or any
                                         Subsidiary if, after giving effect
                                         thereto, the aggregate principal
                                         amount of all outstanding Indebtedness
                                         of the Operating Partnership and its
                                         Subsidiaries on a consolidated basis
                                         which is secured by any mortgage or
                                         other lien on the property of the
                                         Operating Partnership or any
                                         Subsidiary is greater than 40% of the
                                         sum of (i) the Total Assets of the
                                         Operating Partnership and its
                                         Subsidiaries as of the end of the most
                                         recent calendar quarter and (ii) the
                                         purchase price of any real estate
                                         assets or mortgages receivable
                                         acquired, and the amount of any
                                         securities offering proceeds received
                                         (to the extent that such proceeds were
                                         not used to acquire real estate assets
                                         or mortgages receivable or used to
                                         reduce Indebtedness), by the Operating
                                         Partnership or any Subsidiary since
                                         the end of such calendar quarter,
                                         including those proceeds obtained in
                                         connection with the incurrence of such
                                         additional Indebtedness.

                                       - The Operating Partnership and its
                                         Subsidiaries will maintain Total
                                         Unencumbered Assets (as hereinafter
                                         defined) of not less than 150% of the
                                         aggregate outstanding principal amount
                                         of the Unsecured Indebtedness (as
                                         hereinafter defined) of the Operating
                                         Partnership and its Subsidiaries on a
                                         consolidated basis.

                                       - Neither the Operating Partnership nor
                                         any Subsidiary may incur any
                                         Indebtedness if, after giving effect
                                         thereto, the ratio of Consolidated
                                         Income Available for Debt Service (as
                                         hereinafter defined) to the Annual
                                         Service Charge (as hereinafter defined)
                                         for the four consecutive fiscal
                                         quarters most recently ended prior to
                                         the date on which such additional
                                         Indebtedness is to be incurred shall
                                         have been less than 1.5:1 on a pro
                                         forma basis after giving effect to
                                         certain assumptions.

                                       For a more complete description of the
                                       terms and definitions used in the
                                       foregoing limitations, see "Description
                                       of Notes -- Certain Covenants."

                 SUMMARY SELECTED FINANCIAL AND OPERATING DATA

The following table sets forth summary financial, operating and other data on a historical basis for the Operating Partnership and its predecessors, the Summit Entities, as of and for each of the six months ended June 30, 1997 and 1996 and each of the years in the five-year period ended December 31, 1996. The historical information is presented both for the Operating Partnership and, for periods prior to February 15, 1994, its predecessors. Historical financial information for the Operating Partnership's predecessors only includes information relating to the communities held by the Operating Partnership immediately following the Initial Offering and the entities which provided property and general management services for those communities. This data should be read in conjunction with the historical financial statements incorporated by reference in the accompanying Prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition" included elsewhere in this Prospectus Supplement or incorporated by reference in the accompanying Prospectus.

                                                     SIX MONTHS                                   YEARS
                                                        ENDED                                     ENDED
                                                      JUNE 30,                                DECEMBER 31,
                                                ---------------------   ---------------------------------------------------------
                                                  1997        1996        1996        1995        1994        1993        1992
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER UNIT,
                                                                         RATIO AND PROPERTY INFORMATION)
OPERATING INFORMATION:
Revenues:
  Rental......................................  $  52,108   $  41,954   $  88,864   $  70,773   $  54,198   $  45,561   $  39,693
  Property management(1)......................         --          --          --          --         536       4,102       2,988
  Interest and other..........................      3,244       2,538       5,625       4,221       3,700       3,779       4,393
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total revenues............................     55,352      44,492      94,489      74,994      58,434      53,442      47,074
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Expense:
  Property operating and maintenance
    expense...................................     20,098      16,914      35,226      28,012      21,502      18,991      17,306
  Property management expense(1)..............         --          --          --          --         366       2,799       2,453
  Interest expense............................      9,099       8,517      16,113      13,715      13,006      25,286      24,834
  Amortization of deferred financing
    charges...................................        493         537       1,025       1,087       1,061       1,114       1,091
  Depreciation................................     10,611       8,567      18,208      15,141      11,700       9,735       9,219
  REIT formation costs........................         --          --          --          --         457          --          --
  General and administrative expense..........      1,242       1,281       2,557       1,949       1,756       1,375       1,973
  Loss from equity investments................         25          94         173          39          59          --          --
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total expenses............................     41,568      35,910      73,302      59,943      49,907      59,300      56,876
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before extraordinary items and
  gain on sale of real estate.................     13,784       8,582      21,187      15,051       8,527      (5,858)     (9,802)
Gain on sale of real estate...................      4,366          --          --          --          --          --          --
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income (loss) before extraordinary items......  $  18,150   $   8,582   $  21,187   $  15,051   $   8,527   $  (5,858)  $  (9,802)
                                                =========   =========   =========   =========   =========   =========   =========
Net income (loss).............................  $  18,150   $   8,582   $  20,561   $  14,512   $  17,093   $  (3,408)  $  (9,802)
                                                =========   =========   =========   =========   =========   =========   =========
Income per Unit before extraordinary items....  $     .67   $     .42   $     .92   $     .83   $     .64         N/A         N/A
Net income per Unit...........................        .67         .42         .90         .80        1.28         N/A         N/A
Distributions declared per Unit...............       .795        .775        1.55        1.51        1.29         N/A         N/A
Weighted average Units outstanding............     27,193      20,619      22,941      18,117      13,390         N/A         N/A
OTHER INFORMATION:
Cash flow provided by (used in):
  Operating activities........................  $  27,161   $  19,310   $  41,176   $  30,994   $  17,525   $   8,712   $   4,475
  Investing activities........................    (86,536)    (46,026)   (103,971)    (63,734)   (113,741)     (2,092)    (16,106)
  Financing activities........................     61,056      26,976      63,579      34,440      88,993      (9,141)     14,123
Consolidated Income Available for Debt
  Service(2)..................................     33,987      26,203      56,533      44,994      34,294      30,277      25,342
Debt service coverage ratio(3)................       3.74        3.08        3.51        3.28        2.64        1.20        1.02
Total completed communities (at end of
  period).....................................         54          49          51          46          32          27          25
Total apartment homes developed(4)............        352         507       1,061         379          --         320         788
Total apartment homes acquired................  882......         262         262       2,025       1,332          --          --
Total apartment homes (at end of period)(5)...     12,808      11,234      11,788      10,465       8,061       6,729       6,409

                                                      JUNE 30,                                DECEMBER 31,
                                                ---------------------   ---------------------------------------------------------
                                                  1997        1996        1996        1995        1994        1993        1992
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                                         (AMOUNTS IN THOUSANDS)
BALANCE SHEET INFORMATION:
Real estate, before accumulated
  depreciation................................  $ 814,941   $ 649,283   $ 704,779   $ 586,264   $ 439,025   $ 317,374   $ 313,634
Total assets..................................    749,317     590,460     635,364     533,609     397,945     297,670     309,239
Long-Term Debt:
  Mortgage notes payable......................  $ 269,104   $ 354,083   $ 256,576   $ 297,010   $ 249,009   $ 315,847   $ 319,916
  Unsecured notes payable.....................    129,786          --      53,357          --          --          --          --
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
    Total long-term debt......................  $ 398,890   $ 354,083   $ 309,933   $ 297,010   $ 249,009   $ 315,847   $ 319,916
                                                =========   =========   =========   =========   =========   =========   =========
Partners' equity (deficiency).................  $ 317,388   $ 212,462   $ 303,416   $ 217,496   $ 138,089   $ (38,127)  $ (28,825)

---------------

(1) Consists of revenues and expenses from property management services provided to communities owned by unrelated third parties and by certain predecessor partnerships prior to the Initial Offering. Since the Initial Offering, these services have been performed by the Management Company, which is accounted for under the equity method of accounting.
(2) Consolidated Income Available for Debt Service (as hereinafter defined) represents earnings before interest, income taxes, depreciation and amortization, sale of investments and extraordinary items. Consolidated Income Available for Debt Service is relevant to an understanding of the economics of the Operating Partnership because it indicates cash flow available from the operations of the Operating Partnership to service fixed obligations. Consolidated Income Available for Debt Service should not be considered as an alternative to net income, as determined in accordance with generally accepted accounting principles ("GAAP"), as an indicator of the Operating Partnership's operating performance, or to cash flows from operating activities, as determined in accordance with GAAP, as a measure of liquidity.
(3) Debt service coverage ratio is defined as Consolidated Income Available for Debt Service divided by interest expense.
(4) Represents the total number of apartment homes in communities completed and owned by the Operating Partnership during the period.
(5) Represents the total number of apartment homes in communities completed and owned by the Operating Partnership at the end of the period.

                                USE OF PROCEEDS

The $     million estimated net proceeds to the Operating Partnership from the
Offering will be used to repay borrowings under the Unsecured Credit Facility that were incurred principally to finance the development of Summit Ballantyne I, Summit Lake I, Summit on the River, Summit Plantation II, Summit Russett, Summit Sedgebrook I and Summit Stonefield and the acquisition of Summit Mayfaire, Summit Portofino and Summit Sand Lake. As of July 25, 1997, the Unsecured Credit Facility, which matures on September 30, 1999, bore interest at a rate of 6.7875% per annum and approximately $111.4 million was outstanding thereunder. As of such date, approximately $55.7 million of such borrowings were owed to First Union National Bank, an affiliate of First Union Capital Markets Corp., which is one of the Underwriters of the Offering. See "Underwriting."

                                 CAPITALIZATION

The following table sets forth the historical capitalization of the Operating Partnership as of June 30, 1997 and the capitalization of the Operating Partnership as of that date as adjusted to reflect $12.6 million of additional borrowings under the Unsecured Credit Facility subsequent to June 30, 1997, the sale of the Notes offered hereby at the face value thereof and the application of the estimated net proceeds as described in "Use of Proceeds." The information set forth in the following table should be read in conjunction with the summary financial information presented elsewhere in this Prospectus Supplement, the consolidated financial statements and notes thereto incorporated by reference into the accompanying Prospectus and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                                                                     JUNE 30, 1997
                                                              ---------------------------
                                                               HISTORICAL    AS ADJUSTED
                                                              ------------   ------------
                                                                (DOLLARS IN THOUSANDS)
DEBT:
  Unsecured Credit Facility.................................  $     98,786   $     12,262
  Mortgage notes payable....................................       269,104        269,104
  Unsecured notes payable...................................        31,000         31,000
  Notes due 2004............................................            --         50,000
  Notes due 2007............................................            --         50,000
                                                              ------------   ------------
     Total debt.............................................       398,890        412,366
                                                              ------------   ------------

PARTNERS' EQUITY:
  Operating Partnership Units issued and outstanding
     27,309,726
  General Partner -- outstanding 273,097....................         3,903          3,903
  Limited Partners -- outstanding 27,036,629................       313,485        313,485
                                                              ------------   ------------
     Total Partners' equity.................................       317,388        317,388
                                                              ------------   ------------
     Total capitalization...................................  $    716,278   $    729,754
                                                              ============   ============

                                    BUSINESS

THE OPERATING PARTNERSHIP

The Operating Partnership is one of the largest developers and operators of luxury apartment communities in the southeastern United States. The sole general partner of the Operating Partnership is Summit Properties, a Maryland corporation and a fully integrated REIT.

The Operating Partnership is pursuing growth in ten primary markets with the objective of being a dominant provider of luxury apartment homes in these markets. The markets are primarily located in four areas of the Southeast, Mid-Atlantic and Mid-West: the I-85 Corridor connecting Atlanta, Charlotte and the Raleigh-Durham area; the greater Washington, DC/Virginia area; central and south Florida; Indianapolis, Indiana and Columbus, Ohio. These ten markets were chosen by the Operating Partnership due to their demographic growth characteristics. Between 1987 and 1996, the employment, population and household formation growth rates in these markets exceeded the national average by 16.8%, 93.7% and 20.0%, respectively.

In keeping with its strategy, the Operating Partnership has established city operating offices in Charlotte, North Carolina; Tampa, Florida; Reston, Virginia; Atlanta, Georgia; Fort Lauderdale, Florida; Raleigh, North Carolina and Indianapolis, Indiana. These city offices have direct responsibility for selecting and overseeing new developments and for managing the Communities in their geographic areas. This decentralized structure enables corporate management to maintain tight controls and allows the Operating Partnership to compete effectively in its core markets, while efficiently allocating development and acquisition capital to those markets that will yield the highest risk-adjusted return.

OPERATING PHILOSOPHY

The Operating Partnership seeks to maximize the economic return from its Communities by optimizing the trade-off between increasing rental rates and maintaining high occupancy levels. Consistent with this strategy, the Operating Partnership is among the rental rate leaders in its markets. Although this strategy may result in slightly lower occupancy rates, the Operating Partnership believes that the dynamic tension created by this balancing strategy maximizes operating income at the property level and improves growth in the Operating Partnership's cash flow over the long term. Generally, the Operating Partnership has found that it is not maximizing property operating income per apartment home when occupancy levels are above 95%.

Historically, the Operating Partnership has been able to charge market leading rents to its residents while maintaining high occupancy rates due to the architectural appeal of its Communities, the comprehensive service provided by its on-site management and its favorable mix of apartment homes. The Operating Partnership's geographic market focus and decentralized structure further promote income growth.

Upscale Apartment Communities. Since its inception, the Operating Partnership has been dedicated to developing, acquiring and managing upscale apartment communities designed to satisfy the aesthetic and lifestyle desires of their residents. The Communities are characterized by high-quality construction, superior architecture and design and extensive resident amenities. The Communities target middle to upper income professionals who are generally attracted to these communities because of their interior and exterior ambiance, floor plan design, community location and amenities. Because these professionals often can afford to pay higher rents, the ability of the Operating Partnership to raise rents is constrained only by its markets and not the income of its residents. The Operating Partnership believes that this resident profile results in rental growth potential and risk-adjusted returns that are more favorable than those available in other classes of apartment communities.

Dedication to Customer Service. The Operating Partnership has long stressed the importance of developing strong customer relationships with its residents. The Operating Partnership's total commitment to resident satisfaction is further evidenced by its "Sundown Policy" which mandates a response by the appropriate employee to any resident inquiry or complaint no later than "sundown" of the day on which the inquiry or complaint was received. The Operating Partnership has sought to provide its residents with experienced, well-trained and attentive management staffs. Every Community employee enters into a comprehensive training program when he or she is hired. This training program ensures that employees have a clear understanding of their job responsibilities, the high standards of performance expected of them and the Operating Partnership's operating philosophies. On-going training following each employee's initial employment period further enhances employee productivity. The Operating Partnership believes that this training regimen along with a proven hiring process has produced a higher quality management staff, evidenced by higher resident satisfaction at the Communities and lower employee turnover.

Mix of Apartment Homes. The Operating Partnership has sought to respond to the desires of its target customer base by adjusting the apartment home composition and features of the Communities. There have been broad demographic changes in the Operating Partnership's resident mix over the past ten years. Today's renters are older, more affluent and, accordingly, desire larger apartment homes with more amenities. The Operating Partnership has responded to these shifts by developing and acquiring Communities with a greater proportion of large two and three bedroom units with extensive amenities. Because these features are generally not present in older apartment properties, the Operating Partnership, especially through its development activity, believes it is more competitively positioned to meet the desires of its target renter group than some of its competitors with older apartment portfolios.

Decentralized Organizational Structure. The Operating Partnership's operational structure reflects its geographic market focus. The Operating Partnership's decentralized format provides each of its seven city offices with operating accountability and control over its respective market area. In addition, it capitalizes on specific market knowledge which allows for superior site selection and valuation in connection with the development of new communities, enhanced asset management and the efficient allocation of capital to those development opportunities with the greatest potential for financial performance.

Strategic Plan. During 1996, the Operating Partnership revised its strategic plan. The Operating Partnership focused its development and acquisition activity exclusively in its ten current markets and organized senior management along functional lines in order to enhance decision making at a local level, while restructuring the Operating Partnership's management to better accommodate anticipated growth. A central element of the plan was the removal of an excess layer of management and the movement of development and property management decision making responsibilities closer to the residents of the Communities. While revised, this strategic plan continues to support the Operating Partnership's core management philosophy of decentralized management through local level decision making.

One of the most significant management changes is the creation of city teams ("City Teams") composed of development and property management personnel in major cities within the Operating Partnership's core market areas. These City Teams work together to identify the most promising development opportunities and then develop and manage apartment communities that target the specific demands of their particular market. The City Teams focus on core markets with an objective to build a preeminent position for the Operating Partnership within those markets. By concentrating on those core markets, the Operating Partnership will be in a position to improve operating efficiencies, increase market knowledge and share and build brand name identity.

Financial Flexibility. The Operating Partnership maintains a conservative capital structure in order to retain financial flexibility and access to low cost capital. Since the Initial Offering, Summit Properties has raised approximately $170.4 million of equity in three separate offerings, and the Operating Partnership has issued Units valued at approximately $38.8 million in connection with the purchase of communities and land. In addition, in November 1996 the Operating Partnership replaced its $50 million secured revolving credit facility with a $150 million unsecured credit facility. Following completion of the Offering, the Operating Partnership's debt to total market capitalization ratio will be 43.2%, based on a price per share of Summit Properties' Common Stock of $19 13/16 (the last reported sale price per share of such Common Stock on July 25, 1997 was $19 13/16).

MARKETS

Increasing Demand in the Markets. Demand for apartment home rentals has been strong in the Operating Partnership's ten primary markets (the "Markets") due to increasing population, employment and household formation growth. Between 1987 and 1996, population, employment and household formation increased approximately 18.4%, 20.2% and 14.4%, respectively, in the Markets, compared to approximately 9.5%, 17.3% and 12.0%, respectively, in the United States. Population and employment growth have been especially strong in the southeastern United States, where over 92.0% of the Operating Partnership's apartment homes are located.

Demographic information for the Markets is set forth in the following table:

                  POPULATION, EMPLOYMENT AND HOUSEHOLD GROWTH

                                                              POPULATION   EMPLOYMENT   HOUSEHOLD
                                                                GROWTH       GROWTH      GROWTH
                                                              1987-1996    1987-1996    1987-1996
                                                              ----------   ----------   ---------
MARKETS
Charlotte, North Carolina...................................     19.5%        26.5%       21.6%
Tampa/Sarasota, Florida.....................................     15.5         28.5        12.4
Raleigh, North Carolina.....................................     27.9         37.8        30.8
South Florida...............................................     16.4         21.6        15.8
Washington, D.C.............................................     15.7         12.2        14.0
Atlanta, Georgia............................................     27.3         35.7        29.1
Richmond, Virginia..........................................     13.8         16.2        16.0
Orlando, Florida............................................     31.3         40.9        29.1
Indianapolis, Indiana.......................................     10.7         24.1        13.4
Columbus, Ohio..............................................     11.8         24.2        13.9
Markets Average.............................................     18.4         20.2        14.4
United States Average.......................................      9.5         17.3        12.0

---------------

Source: U.S. Bureau of Labor Statistics, U.S. Bureau of Census, U.S. Bureau of
        Economic Analysis, Regional Financial Associates.

                                THE COMMUNITIES

As of June 30, 1997, the Operating Partnership owned and managed 54 completed Communities and five Communities in lease-up with an aggregate of 14,072 luxury garden apartment homes. Twenty-nine of the Communities have been completed since January 1, 1990 and, as of June 30, 1997, the average age of the completed Communities was approximately 7.5 years. The Communities which were developed have leased or are leasing at a rate consistent with the Operating Partnership's expectations. While the Operating Partnership has estimated completion and stabilization target dates based on what it believes are reasonable assumptions in light of current conditions, there can be no assurance that actual costs will not exceed current budgets or that such Communities will not experience delays in reaching stabilization. Each of the Communities is managed by the Operating Partnership's property management staff. The property management team for each Community includes on-site management and maintenance personnel as well as an off-site support staff. Community management teams perform leasing and rent collection functions and coordinate resident services. The Operating Partnership's personnel are extensively trained and experienced and are encouraged to continue their education through both Operating Partnership-designed and outside courses.

All of the Communities target middle to upper income apartment renters as customers and have amenities, apartment home sizes and apartment home mixes consistent with the desires of this resident population.

The Communities are primarily located in four areas of the Southeast, Mid-Atlantic and Mid-West: the I-85 Corridor connecting Atlanta, Charlotte and the Raleigh-Durham area; the greater Washington, DC/Virginia area; central and south Florida; and Indiana and Ohio.

                                                                             NUMBER OF   % OF TOTAL
                                                               NUMBER OF     APARTMENT   APARTMENT
CITY OR REGION                                                COMMUNITIES      HOMES       HOMES
--------------                                                ------------   ---------  ------------
Charlotte, North Carolina...................................       13            2,444          17.4%
Tampa/Sarasota, Florida.....................................        9            2,248          16.0
Raleigh/Central North Carolina..............................       10            1,841          13.1
South Florida...............................................        6            1,759          12.5
Washington, DC Metro........................................        6            1,621          11.5
Atlanta, Georgia............................................        4            1,229           8.7
Richmond, Virginia..........................................        3              862           6.1
Orlando, Florida............................................        2              656           4.7
Indianapolis, Indiana.......................................        1              314           2.2
Columbus, Ohio..............................................        0                0           0.0
Other(1)....................................................        5            1,098           7.8
                                                              ------------   ---------  ------------
     Total..................................................       59           14,072         100.0%
                                                              ============   =========  ============

---------------

(1) Includes 558 apartment homes in two communities in Cincinnati, Ohio, 324 apartment homes in two communities in Greenville, South Carolina and 216 apartment homes in one community in Yardley, Pennsylvania.

The following table highlights certain information regarding the Communities:

                                                                                                                AVERAGE
                                                                            AVERAGE     AVERAGE     AVERAGE    RENT PER
                                                                           APARTMENT   OCCUPANCY   OCCUPANCY   APARTMENT
                                                    NUMBER                   SIZE       SECOND      SECOND      SECOND
                                                      OF         YEAR       (SQUARE     QUARTER     QUARTER     QUARTER
MARKET AREA/COMMUNITY             LOCATION        APARTMENTS   COMPLETED     FEET)     1997 (%)    1996 (%)      1997
---------------------             --------        ----------   ---------   ---------   ---------   ---------   ---------
ATLANTA
Summit Glen................  Atlanta, GA                 242        1992         983       92.02       92.09   $     828
Summit Springs.............  Norcross, GA                312        1990         934       91.67       94.40         697
Summit Village.............  Marietta, GA                323        1991         984       89.57       94.05         741
                                                  ----------               ---------   ---------   ---------   ---------
    Atlanta Weighted Average...................          877                     966       90.99       93.63         749
CHARLOTTE
Summit Arbors..............  Charlotte, NC               120        1986         944       96.67       95.71         785
Summit Creek...............  Charlotte, NC               260        1983         910       92.22       94.44         638
Summit Crossing............  Charlotte, NC               128        1985         978       92.67       95.97         668
Summit Fairview............  Charlotte, NC               135        1983       1,036       96.81       94.19         739
Summit Foxcroft(1).........  Charlotte, NC               156        1979         940       92.70       94.08         657
Summit Hollow..............  Charlotte, NC               232        1978         949       94.37       93.14         680
Summit Norcroft............  Charlotte, NC               162        1991       1,112       93.64       91.79         754
Summit Radbourne...........  Charlotte, NC               225        1991       1,006       96.48       91.25         766
Summit Simsbury............  Charlotte, NC               100        1985         874       90.77       95.77         742
Summit Touchstone..........  Charlotte, NC               132        1986         899       92.48       94.41         694
                                                  ----------               ---------   ---------   ---------   ---------
    Charlotte Weighted Average.................        1,650                     966       93.95       93.79         707
RALEIGH/CENTRAL NORTH
  CAROLINA
Summit Creekside...........  Hickory, NC                 118        1981       1,006       97.13       97.85         590
Summit Highland............  Raleigh, NC                 172        1987         986       93.65       91.73         701
Summit Eastchester.........  High Point, NC              172        1981         947       93.38       95.57         587
Summit Hill I..............  Chapel Hill, NC             204        1991         904       89.74       92.08         762
Summit Oak.................  Goldsboro, NC               100        1982         918       96.31       94.38         546
Summit Old Town............  Winston-Salem, NC           172        1979         954       90.61       86.99         559
Summit Sherwood............  Winston-Salem, NC           190        1968       1,028       93.00       96.52         556
Summit Square..............  Durham, NC                  362        1990         925       88.89       89.46         749
                                                  ----------               ---------   ---------   ---------   ---------
    Raleigh/Central North Carolina Weighted
      Average..................................        1,490                     954       91.95       92.40         667
RICHMOND
Summit Breckenridge........  Glen Allen, VA              300        1987         928       96.28       96.33         738
Summit Stony Point.........  Richmond, VA                250        1986       1,045       96.25       91.08         751
Summit Waterford...........  Midlothian, VA              312        1990         995       94.67       93.17         698
                                                  ----------               ---------   ---------   ---------   ---------
    Richmond Weighted Average..................          862                     986       95.69       93.66         727
SOUTH FLORIDA
Summit DelRay..............  Delray Beach, FL            252        1993         968       93.41       85.80         846
Summit Palm Lake...........  W. Palm Beach, FL           304        1992         919       94.41       96.64         763
Summit Plantation(2).......  Plantation, FL              262        1995       1,283       91.69       90.22       1,038
                                                  ----------               ---------   ---------   ---------   ---------
    South Florida Weighted Average.............          818                   1,051       93.23       91.24         876
TAMPA/SARASOTA
Summit Gateway.............  St. Petersburg, FL          212        1987         828       95.65       92.92         638
Summit Hampton.............  Bradenton, FL               352        1988         933       92.59       94.41         636
Summit Heron's Run.........  Sarasota, FL                274        1990         863       90.29       92.59         676
Summit Lofts...............  Palm Harbour, FL            200        1990       1,045       91.88       88.58         686
Summit McIntosh............  Sarasota, FL                212        1990         855       90.49       95.07         705
Summit Perico..............  Bradenton, FL               256        1990         911       88.97       93.66         677
Summit Providence..........  Brandon, FL                 444        1991         952       87.84       90.77         642
Summit Station.............  Tampa, FL                   230        1990         902       91.34       92.41         626
Summit Walk................  Tampa, FL                    68        1993       1,614       95.02       93.55       1,088
                                                  ----------               ---------   ---------   ---------   ---------
    Tampa/Sarasota Weighted Average............        2,248                     936       90.93       92.55         670

                              AVERAGE
                             RENT PER
                             APARTMENT
                              SECOND
                              QUARTER
MARKET AREA/COMMUNITY          1996
---------------------        ---------
ATLANTA
Summit Glen................  $     836
Summit Springs.............        707
Summit Village.............        734
                             ---------
    Atlanta Weighted Averag        752
CHARLOTTE
Summit Arbors..............        740
Summit Creek...............        620
Summit Crossing............        644
Summit Fairview............        723
Summit Foxcroft(1).........        636
Summit Hollow..............        650
Summit Norcroft............        809
Summit Radbourne...........        789
Summit Simsbury............        725
Summit Touchstone..........        671
                             ---------
    Charlotte Weighted Aver        697
RALEIGH/CENTRAL NORTH
  CAROLINA
Summit Creekside...........        557
Summit Highland............        702
Summit Eastchester.........        551
Summit Hill I..............        775
Summit Oak.................        530
Summit Old Town............        537
Summit Sherwood............        518
Summit Square..............        763
                             ---------

    Raleigh/Central North C
      Average..............        660
RICHMOND
Summit Breckenridge........        697
Summit Stony Point.........        722
Summit Waterford...........        685
                             ---------
    Richmond Weighted Avera        700
SOUTH FLORIDA
Summit DelRay..............        855
Summit Palm Lake...........        744
Summit Plantation(2).......      1,007
                             ---------
    South Florida Weighted         862
TAMPA/SARASOTA
Summit Gateway.............        626
Summit Hampton.............        626
Summit Heron's Run.........        647
Summit Lofts...............        696
Summit McIntosh............        678
Summit Perico..............        654
Summit Providence..........        657
Summit Station.............        617
Summit Walk................      1,035
                             ---------
    Tampa/Sarasota Weighted        661

                                                                                                                AVERAGE
                                                                            AVERAGE     AVERAGE     AVERAGE    RENT PER
                                                                           APARTMENT   OCCUPANCY   OCCUPANCY   APARTMENT
                                                    NUMBER                   SIZE       SECOND      SECOND      SECOND
                                                      OF         YEAR       (SQUARE     QUARTER     QUARTER     QUARTER
MARKET AREA/COMMUNITY             LOCATION        APARTMENTS   COMPLETED     FEET)     1997 (%)    1996 (%)      1997
---------------------             --------        ----------   ---------   ---------   ---------   ---------   ---------
WASHINGTON, D.C.
Summit Belmont.............  Fredricksburg, VA           300        1987         881       94.59       90.49   $     614
Summit Meadow..............  Columbia, MD                178        1990       1,020       96.72       94.73         892
Summit Pike Creek..........  Newark, DE                  264        1988         899       93.97       93.94         835
Summit Reston..............  Reston, VA                  418        1987         854       95.34       93.25         952
Summit Windsor.............  Frederick, MD               147        1989         911       94.73       91.21         688
                                                  ----------               ---------   ---------   ---------   ---------
    Washington, D.C. Weighted Average..........        1,307                     898       95.01       92.73         813
OTHER
Summit Blue Ash............  Blue Ash, OH                242        1992       1,158       93.61       92.72         810
Summit Park................  Forest Park, OH             316        1989         963       91.68       89.74         626
Summit Beacon Ridge........  Greenville, SC              144        1988       1,046       90.54       93.06         651
Summit East Ridge..........  Greenville, SC              180        1986         959       94.10       91.92         556
                                                  ----------               ---------   ---------   ---------   ---------
    Other Weighted Average.....................          882                   1,029       92.52       91.55         666
Total Weighted Average of Communities
  Stabilized in 1997 and 1996..................       10,134                     963       92.83       92.75         721
DEVELOPED COMMUNITIES(3)
Summit Aventura............  Aventura, FL                379        1995       1,170       90.70       73.84       1,099
Summit Green...............  Charlotte, NC               300        1996       1,098       90.92       49.05         768
Summit Hill II.............  Chapel Hill, NC             207        1996       1,023       89.74       70.90         762
Summit River Crossing......  Indianapolis, IN            314        1996       1,086       94.85       30.72         809
                                                  ----------
                                                       1,200
ACQUISITION COMMUNITIES(4)
Summit Mayfaire............  Raleigh, NC                 144        1995         952       88.03         N/A         779
Summit Sand Lake...........  Orlando, FL                 416        1995       1,035       95.32         N/A         763
Summit Portofino...........  Pembroke Pines, FL          322        1995       1,112       91.73         N/A         990
                                                  ----------
                                                         882
COMMUNITIES IN LEASE-UP
Summit Fairways............  Orlando, FL                 240        1996       1,304       76.28         N/A         852
Summit on the River........  Atlanta, GA                 352        1997       1,165       58.19        2.53         796
Summit Russett.............  Laurel, MD                  314        1997         887       42.45         N/A         891
Summit Ballantyne I........  Charlotte, NC               246        1997       1,141        1.50         N/A         862
Summit Sedgebrook I........  Charlotte, NC               248        1997       1,085        0.59         N/A         727
Summit Stonefield..........  Yardley, PA                 216        1997         930        1.07         N/A       1,065
Summit Plantation II.......  Plantation, FL              240        1997       1,198        0.13         N/A           0
                                                  ----------
                                                       1,856
                                                  ----------
Total Communities..............................       14,072
                                                  ==========

                              AVERAGE
                             RENT PER
                             APARTMENT
                              SECOND
                              QUARTER
MARKET AREA/COMMUNITY          1996
---------------------        ---------
WASHINGTON, D.C.
Summit Belmont.............  $     621
Summit Meadow..............        856
Summit Pike Creek..........        789
Summit Reston..............        913
Summit Windsor.............        684
                             ---------
    Washington, D.C. Weight        787
OTHER
Summit Blue Ash............        754
Summit Park................        594
Summit Beacon Ridge........        648
Summit East Ridge..........        563
                             ---------
    Other Weighted Average.        640
Total Weighted Average of C
  Stabilized in 1997 and 19        707
DEVELOPED COMMUNITIES(3)
Summit Aventura............      1,020
Summit Green...............        823
Summit Hill II.............        775
Summit River Crossing......        759
ACQUISITION COMMUNITIES(4)
Summit Mayfaire............        N/A
Summit Sand Lake...........        N/A
Summit Portofino...........        N/A
COMMUNITIES IN LEASE-UP
Summit Fairways............        N/A
Summit on the River........        801
Summit Russett.............        N/A
Summit Ballantyne I........        N/A
Summit Sedgebrook I........        N/A
Summit Stonefield..........        N/A
Summit Plantation II.......        N/A
Total Communities..........

---------------

(1) Summit Foxcroft is held by a partnership in which the Operating Partnership is a 75% managing general partner.
(2) Community acquired April 1, 1996.
(3) Communities are currently stabilized but were not stabilized in 1996.
(4) Communities acquired in 1997.

DEVELOPMENT ACTIVITY

Development of new communities has been the foundation of the Operating Partnership's growth. Since its founding, the Operating Partnership has developed more than $1 billion of apartment communities, representing approximately 20,000 apartment homes. Of its 54 Communities, 34 have been developed by the Operating Partnership and 12 have been developed by The Crosland Group, Inc., from whom the Operating Partnership purchased the Crosland Portfolio. The Operating Partnership attributes much of its historical cash flow growth to the quality of the apartment communities it has developed over the years. Where favorable opportunities exist, the Operating Partnership plans to continue to capitalize on its extensive experience and proven reputation as a developer by developing new communities. As of June 30, 1997, the Operating Partnership had nine communities with 2,291 apartment homes under construction. The development budget for these communities is $174.9 million, of which $97.4 million has been invested as of June 30, 1997. Five of these communities, with 1,264 apartment homes, are currently in lease-up. The Operating Partnership's senior executives have conducted the Operating Partnership's development and management activities as a team since 1985 and have an average of over 20 years of experience in the real estate industry.

The Operating Partnership's developments in process at June 30, 1997 are summarized as follows (dollars in thousands):

                                                                  TOTAL                       ESTIMATED     ANTICIPATED
                                                 APARTMENT      ESTIMATED       COST TO        COST TO      CONSTRUCTION
                                                   HOMES          COSTS           DATE         COMPLETE      COMPLETION
                                                ------------   ------------   ------------   ------------   ------------
Summit Russett -- Laurel, MD..................           314   $     23,100   $     22,005   $      1,095        Q3 1997
Summit Stonefield -- Yardley, PA..............           216         18,400         13,817          4,583        Q4 1997
Summit Norcroft II -- Charlotte, NC...........            54          3,750          1,704          2,046        Q4 1997
Summit Sedgebrook I -- Charlotte, NC..........           248         15,600         10,950          4,650        Q4 1997
Summit Ballantyne I -- Charlotte, NC..........           246         16,800         10,855          5,945        Q4 1997
Summit Plantation II -- Plantation, FL........           240         22,000         16,145          5,855        Q4 1997
Summit Lake I -- Raleigh, NC..................           302         19,700          8,700         11,000        Q2 1998
Summit Fair Lakes I -- Fairfax, VA............           370         32,900          8,750         24,150        Q4 1998
Summit New Albany -- Columbus, OH.............           301         22,600          4,507         18,093        Q1 1999
                                                ------------   ------------   ------------   ------------
                                                       2,291        174,850         97,433         77,417
Other development and construction costs......            --             --         13,573             --
                                                ------------   ------------   ------------   ------------
                                                       2,291   $    174,850   $    111,006   $     77,417
                                                ============   ============   ============   ============

In addition, the Operating Partnership has a commitment to purchase a community (Summit St. Claire) currently under construction in Atlanta, Georgia for approximately $27.5 million, subject to adjustment based on the percentage of apartment homes leased as of the date of acquisition. The 336 apartment home community is expected to be purchased after reaching rental stabilization, which is currently expected in the fourth quarter of 1998.

Estimated costs to complete the development communities and the purchase commitment for Summit St. Claire represent all of the Operating Partnership's material commitments for capital expenditures.

EXISTING INDEBTEDNESS

As of June 30, 1997, certain of the Communities were subject to existing mortgage indebtedness in an aggregate principal amount of $269.1 million (encumbering 33 Communities), and unsecured indebtedness of $129.8 million. As of June 30, 1997, the Operating Partnership's fixed rate debt (comprising an aggregate principal amount of $247.1 million) bore an effective average interest rate of 6.90% and had a weighted average maturity of 7.8 years. The existing debt financing for the Operating Partnership is set forth in the table below:

                                                                        PRINCIPAL     PRINCIPAL OUTSTANDING
                                          INTEREST                     OUTSTANDING         DECEMBER 31
                                         RATE AS OF        MATURITY     JUNE 30,      ----------------------
                                        JUNE 30, 1997        DATE        1997(1)        1996         1995
                                        -------------      --------    -----------    ---------    ---------
FIXED RATE DEBT
Mortgage Loan(2)(3)...................       5.88%          2/15/01     $121,673       $122,950     $125,000
Mortgage Loan(2)(3)...................       7.71          12/15/05       29,434         29,653       30,000
Mortgage Loan(4)......................       8.00            9/1/05        8,598          8,638        8,712
Mortgage Notes
  Summit Hollow I.....................       8.00           11/1/18        2,265          2,286        2,326
  Summit Hollow II....................       7.75            1/1/29        2,577          2,587        2,607
  Summit Creekside....................       8.00            6/1/22        2,857          2,877        2,914
  Summit Old Town.....................       8.00            9/1/20        3,073          3,097        3,143
  Summit Eastchester..................       8.00            5/1/21        3,843          3,872        3,925
  Summit Foxcroft.....................       8.00            4/1/20        2,759          2,788        2,844
  Summit Oak..........................       7.75           12/1/23        2,569          2,585        2,615
  Summit Sherwood.....................       7.88            3/1/29        3,316          3,329        3,353
  Summit Radbourne....................       9.80            3/1/02        8,642          8,683        8,758
  Summit Sand Lake....................       7.88           2/15/06       15,128             --           --
TAX EXEMPT MORTGAGE NOTES
  Summit Crossing.....................       6.95           11/1/25        4,188          4,213        4,261
  Summit East Ridge...................       7.25           12/1/26        5,129          5,156        5,207
                                                                        --------       --------     --------
     Total Mortgage Debt..............                                   216,051        202,714      205,665
                                                                        --------       --------     --------
UNSECURED NOTES
  Bank Note...........................       7.85            8/3/02       16,000         16,000           --
  Bank Note...........................       7.61            8/3/00       15,000         15,000           --
                                                                        --------       --------
     Total Unsecured Notes............                                    31,000         31,000           --
                                                                        --------       --------
     Total Fixed Rate Debt............                                   247,051        233,714      205,665
VARIABLE RATE DEBT
Unsecured Credit Facility(5)..........      LIBOR+110       9/30/99       98,786         22,357        4,396
Tax Exempt Bonds(6)
  Summit Belmont......................       5.70%           4/1/07       11,650         11,850       11,900
  Summit Hampton......................       5.70            6/1/07       12,490         12,700       12,800
  Summit Pike Creek...................       5.70           8/15/20       13,143         13,262       13,545
  Summit Gateway......................       5.70            7/1/07        7,100          7,300        7,700
  Summit Stony Point..................       5.70            4/1/29        8,670          8,750        8,895
                                                                        --------       --------     --------
     Total Tax Exempt Bonds...........                                    53,053         53,862       54,840
Development Loans Repaid in 1996......                                        --             --       32,109
                                                                        --------       --------     --------
     Total Variable Rate Debt.........                                   151,839         76,219       91,345
                                                                        --------       --------     --------
     Total Outstanding Indebtedness...                                  $398,890       $309,933     $297,010
                                                                        ========       ========     ========

---------------

(1) With the exception of the Mortgage Loans referred to in Note 3 below, all of the secured debt can be prepaid at any time. Prepayment of such debt is generally subject to penalty or premium; however, the tax exempt mortgage notes can be prepaid at any time without penalty or premium.

(2) Mortgage Loans are secured by the following Communities:

    Summit Glen                Summit Blue Ash             Summit Heron's Run
    Summit Park                Summit Square               Summit Perico
    Summit Village             Summit Waterford            Summit Providence
    Summit Highland            Summit Del Ray              Summit Meadow
    Summit Norcroft            Summit Palm Lake            Summit Windsor

(3) The Operating Partnership may elect to extend the maturity of each of these Mortgage Loans for a period of up to two years by providing six months' written notice. These Mortgage Loans generally may not be prepaid in whole or in part during their original term, but may be prepaid in whole or in part at any time during applicable extension periods, if any, without premium or penalty.
(4) Mortgage Loan is secured by Summit Simsbury and Summit Touchstone
    Communities.
(5) The London Interbank Offered Rate (LIBOR) at June 30, 1997 was 5.69%.
(6) The tax exempt bonds (the "Bonds") are enhanced by letters of credit from financial institutions (the "Credit Enhancements"), which Credit Enhancements will terminate prior to the maturity dates of the related Bonds. In the event such Credit Enhancements are not renewed or replaced upon termination, the related loan obligations will be accelerated.

The Operating Partnership's outstanding indebtedness had an average maturity of
7.7 years as of June 30, 1997. The aggregate maturities of all outstanding debt as of June 30, 1997 for the six months ended December 31, 1997 and for each of the years after December 31, 1997 were as follows (in thousands):

1997........................................................  $      2,163
1998........................................................         5,208
1999........................................................       104,322
2000........................................................        20,856
2001........................................................       114,649
Thereafter..................................................       151,692
                                                              ------------
                                                              $    398,890
                                                              ============

Of the significant maturities in the above table, $98.8 million relates to the expiration of the Unsecured Credit Facility in 1999, $15.0 million and $16.0 million relate to the unsecured notes that mature in 2000 and 2002, respectively; and $111.4 million relates to a mortgage loan balloon payment in 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Prospectus Supplement contains forward-looking statements including, without limitation, statements relating to the operating performance of the stabilized Communities and development activities of the Operating Partnership. Although the Operating Partnership believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, the Operating Partnership's actual results and performance of stabilized and development communities could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include general economic conditions, local real estate market conditions, construction delays due to unavailability of materials, weather conditions or other delays and those factors discussed under the headings "Stabilized Communities" in the last paragraph on page S-22 of this Prospectus Supplement and "Risk Factors -- Development and Acquisition Risks" on page 3 of the accompanying Prospectus.

As of June 30, 1997, there were 27,309,726 Units outstanding, of which 23,144,614, or 84.7% were owned by Summit Properties and 4,165,112, or 15.3% were owned by other partners (including certain officers and Directors of Summit Properties). The following discussion should be read in conjunction with the historical financial statements of the Operating Partnership and the Notes thereto incorporated by reference in the accompanying Prospectus.

FORMATION OF THE OPERATING PARTNERSHIP, THE INITIAL OFFERING AND SUBSEQUENT OFFERINGS

The Operating Partnership was formed on January 14, 1994, to succeed to interests in a portfolio of 27 Communities, comprising a total of 6,729 apartment homes, to acquire Summit Stony Point comprising 250 apartment homes and to acquire certain development, construction, management and leasing businesses of the Summit Entities. On February 15, 1994, Summit Properties completed its Initial Offering, the proceeds of which were used to acquire a controlling interest in the Operating Partnership. The Operating Partnership conducts the business of developing and leasing multifamily apartment communities for Summit Properties. In connection with the Initial Offering, the Summit Entities' third party management businesses were transferred to the Management Company, in which the Operating Partnership owns a 1% voting interest and a 99% economic interest. Summit Apartment Builders, Inc. (the "Construction Company"), which was formed to perform certain construction services for the Operating Partnership, is wholly-owned by the Management Company. The Operating Partnership's interest in the Management Company and the Construction Company is accounted for under the equity method of accounting.

On June 2, 1995, Summit Properties completed an offering of four million shares of Common Stock (the "1995 Offering"). On August 7, 1996, Summit Properties completed an offering of five million shares of Common Stock and sold an additional 750,000 shares upon exercise of the underwriters' over-allotment option on August 12, 1996 (the "1996 Offering"). The proceeds of the 1995 and 1996 Offerings were contributed by Summit Properties to the Operating Partnership in exchange for Units, and the Operating Partnership used such proceeds to repay debt and fund development costs.

HISTORICAL RESULTS OF OPERATIONS

The Operating Partnership's net income is generated primarily from the operations of the Communities. The changes in operating results from period to period reflect changes in existing Community performance as well as increases in the number of apartment homes due to the acquisition and development of Communities. Where appropriate, comparisons are made on a "stabilized Communities," "acquisition Communities," "stabilized development Communities" and "Communities in lease-up" basis in order to adjust for changes in the number of apartment homes. A Community is deemed to be a "stabilized" Community at the earlier of when it has attained a physical occupancy level of at least 93% or when construction has been completed for one year in each of the comparable periods presented. A Community is deemed to be a "stabilized" development when stabilized in the entire period presented but in lease-up in the prior period presented.

Results of Operations for the Six Months Ended June 30, 1997 and 1996

For the six months ended June 30, 1997, net income increased $9.6 million to $18.2 million, from $8.6 million for the six months ended June 30, 1996. The six months ended June 30, 1997 includes a $4.4 million gain on sale of real estate assets.

OPERATING PERFORMANCE OF THE OPERATING PARTNERSHIP'S PORTFOLIO OF COMMUNITIES

The operating performance of the Communities for the six months ended June 30, 1997 and 1996 is summarized below (dollars in thousands):

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                              ---------------------------
                                                                  1997           1996         % CHANGE
                                                              ------------   ------------   ------------
Property revenues:
  Stabilized communities....................................  $     40,506   $     39,674           2.1%
  Acquisition communities...................................         5,475            731         649.0%
  Stabilized development communities........................         6,127          2,995         104.6%
  Communities in lease-up...................................         2,379             22       10713.6%
  Community sold............................................           519            700         -25.9%
                                                              ------------   ------------
     Total property revenues................................        55,006         44,122          24.7%
                                                              ------------   ------------
Property operating and maintenance expense(1):
  Stabilized communities....................................        15,251         15,074           1.2%
  Acquisition communities...................................         1,814            260         597.7%
  Stabilized development communities........................         1,932          1,238          56.1%
  Communities in lease-up...................................           890             47        1793.6%
  Community sold............................................           211            295         -28.5%
                                                              ------------   ------------
     Total property operating and maintenance expense.......        20,098         16,914          18.8%
                                                              ------------   ------------
Property operating income:
  Stabilized communities....................................        25,255         24,600           2.7%
  Acquisition communities...................................         3,661            471         677.3%
  Stabilized development communities........................         4,195          1,757         138.8%
  Communities in lease-up...................................         1,489            (25)       6056.0%
  Community sold............................................           308            405         -24.0%
                                                              ------------   ------------
     Total property operating income........................  $     34,908   $     27,208          28.3%
                                                              ============   ============
Apartment homes, end of period..............................        14,072         11,900          18.3%
                                                              ============   ============

---------------

(1) Before real estate depreciation expense.

STABILIZED COMMUNITIES

Stabilized Communities consist of 9,872 apartment homes. Average physical occupancy for the six months ended June 30, 1997 and 1996 was 93.0% for both periods. Average monthly rental revenue for the six months ended June 30, 1997 and 1996 was $713 and $697, respectively, an increase of 2.3%.

The increase in rental revenue from stabilized Communities was primarily the result of increases in average rental rates. Property operating and maintenance expense increases were due primarily to an increase in advertising and promotion, and real estate taxes and insurance offset by a decrease in personnel expense. As a percentage of total property revenue, property operating and maintenance expenses decreased from 38.0% in 1996 to 37.7% in 1997.

The 2.1% rate of growth in property revenues was lower than the 4.4% rate of growth in property revenues achieved from the first six months of 1995 compared to the first six months of 1996. The revenue growth rate was lower primarily as a result of a new supply of competing multi-family communities and the increase in home affordability in some of the markets in which the Operating Partnership operates. This lower growth rate was especially noticeable in the Tampa and Atlanta markets. The increase in the rate of revenue growth for the second quarter of 1997 over the rate of revenue growth for the second quarter of 1996 was 1.7%. The Operating Partnership expects property revenue growth rates for the remainder of 1997 to be similar to the first six months of 1997 as the supply of new multi-family communities continues to increase balanced by the continued strength of the local economies in which the Operating Partnership operates. The Operating Partnership believes its expectations with respect to property revenue growth are based on reasonable assumptions as to future economic conditions and the quantity of competitive multi-family communities in the markets in which the Operating Partnership does business. There can be no assurance that actual results will not differ from these assumptions.

ACQUISITION COMMUNITIES

Acquisition Communities include 1,144 apartment homes in 1997 and 262 apartment homes in 1996. The apartment homes consist of Summit Plantation acquired on April 1, 1996, and Summit Mayfaire, Summit Portofino and Summit Sand Lake acquired in the first quarter of 1997.

Average physical occupancy for the six months ended June 30, 1997 and 1996 was 93.9% and 90.2%, respectively. Average monthly rental revenue for the six months ended June 30, 1997 and 1996 was $892 and $998, respectively. The decrease in average rental revenue was due to the mix of apartment homes. Summit Plantation's average monthly rental revenue for the six months ended June 30, 1997 increased to $1,045 from $998. The unleveraged yield, defined as property operating income for the six months ended June 30, 1997 on an annualized basis over total acquisition cost, was 9.4%.

STABILIZED DEVELOPMENT COMMUNITIES

The Operating Partnership had four development communities (Summit Aventura, Summit Hill II, Summit Green and Summit River Crossing) consisting of 1,200 apartment homes, which were stabilized during the entire six months ended June 30, 1997 but were still in lease-up in the six months ended June 30, 1996.

Average physical occupancy for the six months ended June 30, 1997 and 1996 was 92.3% and 44.3%, respectively. Average monthly rental revenue for the six months ended June 30, 1997 and 1996 was $910 and $890, respectively. The unleveraged yield, defined as property operating income for the six months ended June 30, 1997 on an annualized basis over total development cost, was 10.4%.

LEASE-UP COMMUNITIES

The Operating Partnership had seven communities in lease-up in the six months ended June 30, 1997. A community in lease-up is defined as one which has commenced rental operations but has not reach stabilization. A summary of the seven communities in lease-up as of June 30, 1997 is as follows:

                                                                        ACTUAL                                  % LEASED
                                                       NUMBER OF     ANTICIPATED                     AVERAGE     AS OF
                                                       APARTMENT     CONSTRUCTION    ANTICIPATED    OCCUPANCY   JUNE 30,
                                                         HOMES        COMPLETION    STABILIZATION     1997        1997
                                                      ------------   ------------   -------------   ---------   --------
Summit Fairways.....................................           240        Q4 1996         Q3 1997     67.42%     94.20%
Summit on the River.................................           352        Q2 1997         Q3 1997     53.75      76.40
Summit Russett......................................           314        Q3 1997         Q3 1997     30.15      72.60
Summit Stonefield...................................           216        Q4 1997         Q1 1998      0.56      19.90
Summit Ballantyne I.................................           246        Q4 1997         Q2 1998      0.78      16.70
Summit Sedgebrook I.................................           248        Q4 1997         Q2 1998      0.31      12.10
Summit Plantation II................................           240        Q4 1997         Q2 1998      0.00      15.00
                                                      ------------
                                                             1,856
                                                      ============

Summit on the River was completed in June 1997 while Summit Russett had 250 of the 314 apartment homes completed as of June 30, 1997. Summit Ballantyne I, Summit Sedgebrook I and Summit Stonefield had rental income in June 1997 while Summit Plantation II had begun leasing but did not have rental income in the six months ended June 30, 1997. Property operating income after interest expense was $67,000 for the six months ended June 30, 1997.

OTHER INCOME AND EXPENSES

Interest expense increased $538,000 or 5.9% to $9.6 million for the six months ended June 30, 1997, from $9.1 million for the same period in 1996, primarily due to interest on debt related to the Communities acquired in 1997 and interest on Communities in lease-up, offset by the Operating Partnership's repayment of debt in connection with contributions from Summit Properties from proceeds of the 1996 Offering.

Depreciation expense increased $2.0 million or 23.9% to $10.6 million in 1997 compared to 1996, primarily due to an increase in depreciation expense related to 1997 and 1996 acquisitions, increased depreciation on Communities that were in construction in 1996 but completed in 1997 and Communities in lease-up in 1997.

General and administrative expense decreased $39,000 or 3.0%, to $1.24 million for the six months ended June 30, 1997, from $1.28 million for the same period in 1996, primarily due to an decrease in compensation costs.

LIQUIDITY AND CAPITAL RESOURCES

In August 1996, Summit Properties completed the sale of an additional 5.75 million shares of Common Stock resulting in net proceeds of $97.6 million. Summit Properties then contributed the $97.6 million in net proceeds to the Operating Partnership in exchange for 5.75 million Units in the Operating Partnership. In addition, in August 1996, the Operating Partnership obtained $31.0 million of unsecured debt financing consisting of a $15.0 million unsecured note with a four-year term and a $16.0 million unsecured note with a six-year term, which bear interest at 7.61% and 7.85%, respectively. Approximately $97.7 million of the proceeds from the issuance of Units in the Operating Partnership and the unsecured debt financing were utilized to fully repay the outstanding balance under the Operating Partnership's revolving credit facility and development loans. The remaining $30.9 million of the proceeds were used to fund current development projects.

In November 1996, the Operating Partnership replaced its $50 million revolving credit facility with the Unsecured Credit Facility. The Unsecured Credit Facility has a three year term and currently bears interest at LIBOR + 110 basis points.

The Unsecured Credit Facility provides $25 million for general working capital purposes with the remaining $125 million available to finance new development and acquisitions.

The Operating Partnership's outstanding indebtedness at June 30, 1997 totaled $398.9 million. This amount includes approximately $206.7 million in fixed rate conventional mortgages, $53.1 million of variable rate tax-exempt bonds, $31.0 million of unsecured notes, $9.3 million of tax exempt fixed rate loans, and $98.8 million under the Unsecured Credit Facility.

The Operating Partnership's net cash provided by operating activities increased from $31.0 million for the year ended December 31, 1995 to $41.2 million for the same period in 1996 primarily due to a $12.2 million increase in property operating income, offset by a $2.3 million increase in interest expense. The increase in interest expense was small relative to the increase in property operating income due to the retirement of debt with the proceeds from the 1995 and 1996 Offerings. Net cash provided by operating activities increased from $19.3 million for the six months ended June 30, 1996 to $27.2 million for the same period in 1997 primarily due to a $7.7 million increase in property operating income.

Net cash used in investing activities increased from $63.7 million for the year ended December 31, 1995 to $104.0 million for the same period in 1996 due to an increase in the development of Communities, higher capital expenditures on existing properties and an increase in the number of acquisition Communities. Net cash used in investing activities increased from $46.0 million for the six months ended June 30, 1996 to $86.5 million for the same period in 1997 primarily due to an increase in the acquisition of communities and an increase in construction of real estate assets.

Net cash provided by financing activities increased from $34.4 million for the year ended December 31, 1995 to $63.6 million for the same period in 1996, primarily due to an increase in Summit Properties' offering proceeds contributed to the Operating Partnership, partially offset by distributions to unitholders. Net cash provided by financing activities increased from $27.0 million for the six months ended June 30, 1996 to $61.1 million for the same period in 1997, primarily due to an increase in debt proceeds and an increase in Summit Properties' equity offering proceeds contributed to the Operating Partnership partially offset by higher distributions to unitholders. The increase in debt proceeds was primarily due to borrowings to finance the 1997 acquisition communities.

The Operating Partnership expects to meet its short-term liquidity requirements (i.e., liquidity requirements arising within 12 months) generally through its net cash provided by operations and borrowings under the Unsecured Credit Facility. The Operating Partnership believes that its net cash provided by operations will be adequate to meet its operating requirements and to satisfy Summit Properties' applicable REIT dividend payment requirements in both the short-term and in the long-term. Improvements and renovations at existing Communities are expected to also be funded from property operations.

The Operating Partnership expects to meet its long-term liquidity requirements (i.e., liquidity requirements arising after 12 months), such as current and future developments, debt maturities, acquisitions, renovations and other non-recurring capital expenditures, with borrowings under its Unsecured Credit Facility, through the issuance of long-term secured and unsecured debt securities and additional equity securities of Summit Properties which will then be contributed to the Operating Partnership, or in connection with the acquisition of land or improved property, through the issuance of Units of the Operating Partnership.

On May 14, 1997, the Operating Partnership sold a community located in Charlotte, North Carolina formerly known as Summit Charleston for $9.5 million. A gain on the sale of approximately $4.4 million was recognized in the six month period ended June 30, 1997.

On July 18, 1997, the Operating Partnership purchased an apartment home community to be known as Summit Windsor II for $17.1 million in cash. Summit Windsor II, which was developed by the Operating Partnership in 1988, has 306 apartment homes and is located in Frederick, Maryland. The proceeds from the sale of a community and borrowings on the Unsecured Credit Facility were used to fund the purchase.

                                   MANAGEMENT

DIRECTOR AND OFFICERS

The persons who are Directors and officers of Summit Properties and their respective positions are as follows:

                                     YEARS WITH
NAME                        AGE   SUMMIT PROPERTIES               POSITIONS AND OFFICES HELD
----                        ---   -----------------   ---------------------------------------------------
William F. Paulsen........  51           15           President, Chief Executive Officer and Director
Raymond V. Jones..........  50           13           Executive Vice President of Development and
                                                      Construction
David F. Tufaro...........  50           13           Executive Vice President and Chief Investment
                                                      Officer
William B. Hamilton.......  49            1           Executive Vice President of Property Management
Michael L. Schwarz........  37            3           Executive Vice President and Chief Financial
                                                      Officer
William B. McGuire, Jr....  53           25           Chairman of the Board
Nelson Schwab III.........  52           --           Director
John Crosland, Jr.........  68           --           Director
James H. Hance, Jr........  52           --           Director
Henry H. Fishkind.........  47           --           Director

The following are biographical summaries of the experience of the officers and Directors of Summit Properties:

Mr. Paulsen has been the President and Chief Executive Officer and a director since 1982. Prior to the formation of Summit Properties, Mr. Paulsen was a senior partner and the Chief Executive Officer of the predecessor to Summit Properties and a general partner of each of the partnerships which transferred Communities to the Operating Partnership when it was formed. Mr. Paulsen joined the predecessor to Summit Properties in 1982. He was selected as North Carolina Entrepreneur of the Year in 1990. In addition to his responsibilities with Summit Properties, Mr. Paulsen is a full Member and Residential Council Member of the Urban Land Institute. He is a Member of the Board of Directors of The Beach Company, a real estate investment company specializing primarily in commercial and resort development in the southeastern United States and is a trustee of The Asheville School. Mr. Paulsen also served as a Vice President of the Charlotte Apartment Association.

Mr. Jones has been the Executive Vice President of Development and Construction since 1996. From 1994 to 1996, Mr. Jones served as the Chief Operating Officer of Summit Properties' Charlotte office. Prior to the formation of Summit Properties, Mr. Jones served as regional partner for the Charlotte division of the predecessor to Summit Properties, as well as a general partner of several of the partnerships which transferred Communities to the Operating Partnership when it was formed. Mr. Jones is a member of the Board of Directors and Chairman of the Charlotte Mecklenburg Housing Partnership, a non-profit venture organized to provide low income housing. Additionally, he is a member of the Board of Directors of Golf Trust of America, Inc. a recently formed real estate investment trust listed on the American Stock Exchange. He also served as President of the Charlotte Apartment Association and the Apartment Association of North Carolina.

Mr. Tufaro has been an Executive Vice President and Chief Investment Officer since 1996. From 1994 to 1996, Mr. Tufaro served as Chief Operating Officer of Summit Properties' Baltimore office. Prior to the formation of Summit Properties, Mr. Tufaro served as regional partner for the Baltimore division of the predecessor to Summit Properties, as well as a general partner of several of the partnerships which transferred Communities to the Operating Partnership when it was formed. Mr. Tufaro currently serves as President of the Board of Directors of the Baltimore Corporation for Housing Partnerships, a non-profit housing sponsor for low income families, and is President of the Board of Directors of the Roland Park Community Foundation.

Mr. Hamilton has been an Executive Vice President of Property Management of Summit Properties and President of Summit Management Company, the Operating Partnership's management subsidiary, since December 1996. Prior to joining Summit Properties, Mr. Hamilton spent one year as a Senior Vice President with Insignia Management Group in Atlanta, Georgia where he was responsible for property and asset management for 50,000 multifamily apartments. For the four years immediately prior thereto, Mr. Hamilton was the President of NPI Property Management Corporation, where his management portfolio consisted of 31,000 multifamily apartments. Mr. Hamilton's experience in the property and asset management field for multifamily apartments has spanned more than 20 years. Mr. Hamilton has been designated a certified property manager by the Institute of Real Estate Management and a Certified Apartment Supervisor by the National Apartment Association.

Mr. Schwarz has been an Executive Vice President and Chief Financial Officer since 1994. Prior to joining Summit Properties in 1994, Mr. Schwarz was a co-founder and spent five years as the Senior Vice President and Chief Financial Officer of Industrial Developments International, Inc., a developer of industrial real estate. He is a certified public accountant. Mr. Schwarz served as the Chairman of the Board of The Study Hall of Emmaus House, a non-profit educational facility serving inner-city youths.

Mr. McGuire has been the Chairman of the Board since 1994. Prior to the formation of Summit Properties, Mr. McGuire served as a senior partner of the predecessor to Summit Properties and as a general partner of each of the partnerships which transferred Communities to the Operating Partnership when it was formed. Mr. McGuire founded McGuire Properties, Inc., the predecessor to Summit Properties, in 1972. He has been active in the following professional and community organizations: Residential, Multifamily and Urban Development Mixed Use Councils of the Urban Land Institute; Charlotte Advisory Board of NationsBank of North Carolina, N.A.; and the Board of Governors of The Charlotte City Club. He was a Trustee of the North Carolina Nature Conservancy; a Founder and Director of Habitat for Humanity of Charlotte; and the Founder and President of The Neighborhood Medical Clinic.

Mr. Schwab has been a director since 1994. He is a Managing Director of Carousel Capital, a merchant banking firm based in Charlotte, North Carolina specializing in middle market acquisitions. Mr. Schwab is a Member of the Board of Directors of Silver Dollar City, Inc., Griffin Corporation and Burlington Industries. He served as the Chairman of the Carolinas Partnership and the Charlotte Chamber of Commerce.

Mr. Crosland has been a director since 1995. He has been Chairman and Chief Executive Officer of The Crosland Group, Inc., a fully diversified real estate development company, since 1971. Mr. Crosland is a member of the Board of Directors of Fox Ridge Homes and Writer Corporation. He has been active in the home-building industry holding office at local, state and national levels. From 1977 to 1989 he served as Chairman of the North Carolina Housing Finance Agency. Among his diverse civic involvement, Mr. Crosland was a founder and first Chairman of Charlotte's Habitat for Humanity; currently serves on the Habitat for Humanity International Affiliates Advisory Committee; was 1996 Chairman of the Davidson College Board of Visitors and is a member of the Davidson Board of Trustees. Mr. Crosland was honored by the home building industry by being named 1985 Builder of the Year by Professional Builder Magazine and has been inducted into both the National and North Carolina Housing Halls of Fame.

Mr. Hance has been a director since 1994. He is a Vice Chairman and the Chief Financial Officer of NationsBank Corporation, where he is responsible for NationsBanc Services Company, which performs NationsBank Corporation's operations functions, the Management Services Group, and NationsBank Corporation's finance group. He also has responsibility for NationsBank's non-bank consumer and commercial credit companies, NationsCredit Consumer Corporation and NationsCredit Commercial Corporation, and serves as Managing Director of several of NationsBank's banks and subsidiaries. Mr. Hance is the Vice Chairman of the Board of Trustees of Presbyterian Health Services Corporation. He also is a Member of the Board of Visitors of the Duke University School of Business and the Washington University National Council for the John
M. Olin School of Business. He is on the Board of Directors of Caraustar Industries, Inc., Family Dollar Stores, Inc. and Lance, Inc. Additionally, Mr. Hance is a certified public accountant, a 1988 International Business Fellow, former Chairman of the Charlotte Chamber of Commerce and is the vice chairman of the Board of Trustees of the Charlotte Country Day School.

Dr. Fishkind has been a director since 1994. He is the President of Fishkind & Associates, Inc., a private consulting firm based in Orlando, Florida that he founded in 1988. Dr. Fishkind is a member of the Board of Directors of Engle Homes. Dr. Fishkind served on the Florida Governor's Economic Advisory Board from 1979 to 1981.

                              DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the "Senior Debt Securities" set forth in the accompanying Prospectus under "Description of Debt Securities," to which reference is hereby made.

GENERAL

The 2004 Notes and the 2007 Notes each constitute a separate series of Senior Debt Securities (which are more fully described in the accompanying Prospectus)
to be issued under an Indenture, to be dated as of August   , 1997 (the
"Original Indenture"), as supplemented by Supplemental Indenture No. 1, to be
dated as of August   , 1997 (the "Supplemental Indenture" and together with the
Original Indenture, the "Indenture") between the Operating Partnership and First Union National Bank (the "Trustee"). The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and is available for inspection at the offices of the Operating Partnership. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Notes are summaries of certain provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Notes. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

The 2004 Notes will be limited to an aggregate principal amount of $50,000,000 and the 2007 Notes will be limited to an aggregate principal amount of $50,000,000. The Notes will be direct, senior unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership from time to time outstanding. The Notes will be effectively subordinated to mortgages and other secured indebtedness of the Operating Partnership and to Indebtedness and other liabilities of subsidiaries of the Operating Partnership. Accordingly, such prior indebtedness will have to be satisfied in full before holders of the Notes will be able to realize any value from encumbered or indirectly-held communities. In addition, the Notes will be repaid solely from the assets of the Operating Partnership; holders of the Notes will not have recourse against any general partner or limited partner of the Operating Partnership for the repayment of the Notes.

As of July 29, 1997, on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," the Operating Partnership would have had approximately $412.4 million of indebtedness, of which approximately $269.1 million would have been secured by 33 of the Communities. The Operating Partnership may incur additional indebtedness, including secured indebtedness, subject to the provisions described below under "-- Certain Covenants -- Limitations on Incurrence of Indebtedness."

The Notes will only be issued in fully registered form in denominations of $1,000 and integral multiples thereof.

PRINCIPAL AND INTEREST

The 2004 Notes will bear interest at      % per annum and will mature on August
  , 2004. The 2007 Notes will bear interest at      % per annum and will mature
on August   , 2007. The Notes will bear interest from August   , 1997 or from
the immediately preceding Interest Payment Date (as defined below) to which interest has been paid, payable semi-annually in arrears on August 15 and February 15 of each year, commencing February 15, 1998 (each, an "Interest Payment Date"), to the Persons in whose name the Notes are registered in the Security Register on the preceding August 1 or February 1 (whether or not a Business Day, as defined below), as the case may be (each, a "Regular Record Date"). Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any Interest Payment Date or Stated Maturity falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banks in the City of New York or in the City of Charlotte are authorized or required by law, regulation or executive order to close.

The principal of and interest on the Notes will be payable at the corporate trust office of the agent of First Union (the "Paying Agent") in the City of Charlotte, North Carolina, initially located at 230 South Tryon Street, provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the

Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

OPTIONAL REDEMPTION

The Notes may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued interest thereon to the redemption date and (ii) the Make-Whole Amount, if any, with respect to such Notes (the "Redemption Price").

If notice has been given as provided in the Indenture and funds for the redemption of any Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Notes will be to receive payment of the Redemption Price.

Notice of any optional redemption of any Notes will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Notes held by such Holder to be redeemed.

If less than all the Notes are to be redeemed at the option of the Operating Partnership, the Operating Partnership will notify the Trustee at least 45 days prior to the giving of the redemption notice (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Notes to be redeemed and their redemption date. The Trustee shall select, in such manner as it shall deem fair and appropriate, Notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for Notes or in any integral multiple thereof.

"Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any 2004 Note or 2007 Note, as the case may be, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the respective Notes being redeemed or paid.

"Reinvestment Rate" means .25% (twenty-five one hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

"Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by the Operating Partnership.

CERTAIN COVENANTS

Limitations on Incurrence of Indebtedness. The Operating Partnership will not, and will not permit any Subsidiary (as defined below) to, incur any Indebtedness (as defined below) if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Total Assets (as defined below) of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in the Operating

Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission (the "Commission") (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and
(ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

In addition to the foregoing limitation on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness secured by any Encumbrance (as defined below) upon any of the property of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Indebtedness and the application of the proceeds thereof, the aggregate principal amount of all outstanding Indebtedness of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Total Assets of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 1O-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Indebtedness and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent that such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Indebtedness), by the Operating Partnership or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Indebtedness.

The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets (as defined below) equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness (as defined below) of the Operating Partnership and its Subsidiaries on a consolidated basis.

In addition to the foregoing limitations on the incurrence of Indebtedness, the Operating Partnership will not, and will not permit any Subsidiary to, incur any Indebtedness if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Indebtedness is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Indebtedness and any other Indebtedness incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Indebtedness by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period); (iii) in the case of Acquired Indebtedness (as defined below) or Indebtedness incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Indebtedness had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

Provision of Financial Information. Whether or not the Operating Partnership is subject to Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event (x) within 15 days of each Required Filing Date (i) if the Operating Partnership is not then subject to such Section 13 or 15(d), transmit by mail to all Holders of Notes, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports that the Operating Partnership would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such

Sections, (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents that the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

Waiver of Certain Covenants. The Operating Partnership may omit to comply with any term, provision or condition of the foregoing covenants, and with any other term, provision or condition with respect to the 2004 Notes or the 2007 Notes, as the case may be (except any such term, provision or condition which could not be amended without the consent of all Holders of Notes), if before or after the time for such compliance the Holders of at least a majority in principal amount of all the outstanding 2004 Notes or 2007 Notes, as the case may be, by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition. Except to the extent so expressly waived, and until such waiver shall become effective, the obligations of the Operating Partnership and the duties of the Trustee in respect of any such term, provision or condition shall remain in full force and effect.

As used herein, and in the Indenture:

"Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

"Annual Service Charge" for any period means the aggregate interest expense for such period in respect of, and the amortization during such period of any original issue discount of, Indebtedness of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

"Capital Stock" means, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

"Consolidated Income Available for Debt Service" for any period means Earnings from Operations (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Indebtedness of the Operating Partnership and its Subsidiaries, (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income,
(iii) amortization of debt discount, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

"Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock or the redemption price of which may, at the option of such Person, be paid in Capital Stock which is not Disqualified Stock), in each case on or prior to the Stated Maturity of the Notes.

"Earnings from Operations" for any period means net earnings excluding gains and losses on sales of investments, extraordinary items and property valuation losses, net as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

"Encumbrance" means any mortgage, lien, charge, pledge or security interest of any kind.

"Indebtedness" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, (ii) indebtedness for borrowed money of a Person other than the Operating Partnership or a Subsidiary which is secured by any Encumbrance existing on property owned by the

Operating Partnership or any Subsidiary, to the extent of the lesser of (x) the amount of indebtedness so secured and (y) the fair market value of the property subject to such Encumbrance, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services except, any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Operating Partnership or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP, or (vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Indebtedness of another Person (other than the Operating Partnership or any Subsidiary) (it being understood that Indebtedness shall be deemed to be incurred by the Operating Partnership or any Subsidiary whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof).

"Subsidiary" means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or
(ii) the outstanding equity interests of which are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" means equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

"Total Assets" as of any date means the sum of (i) the Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries determined in accordance with GAAP (but excluding accounts receivable and intangibles).

"Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money, determined in accordance with GAAP (but excluding accounts receivable and intangibles).

"Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP.

"Unsecured Indebtedness" means Indebtedness which is not secured by any Encumbrance upon any of the properties of the Operating Partnership or any Subsidiary.

See "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus for a description of additional covenants applicable to the Operating Partnership.

EVENTS OF DEFAULT

The Indenture provides that the following events are "Events of Default" with respect to the Notes: (a) default in the payment of any interest on any Notes when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or Make-Whole Amount, if any, on) any Notes when due and payable; (c) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Notes and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (d) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any Subsidiary, the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture;
(e) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against the Operating Partnership or any Subsidiary in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount (excluding amounts covered by insurance) in excess of $10,000,000 for a period of 30 consecutive days; and (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary. The Term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act of 1933, as amended. If an Event of Default specified in clause (f) above, relating to the Operating Partnership or any Significant Subsidiary occurs, the principal amount of and the Make-Whole Amount on, all outstanding Notes shall become due and payable without any declaration or other act on the part of the Trustee or of the Holders.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The provisions of Article 14 of the Indenture relating to defeasance and covenant defeasance, which are described under "Description of Debt
Securities -- Discharge, Defeasance and Covenant Defeasance" in the accompanying Prospectus, will apply to the Notes. Each of the covenants described under " --Certain Covenants" herein and "Description of Debt Securities -- Certain Covenants" in the accompanying Prospectus will be subject to covenant defeasance.

BOOK-ENTRY SYSTEM

The provisions described under "Description of Debt Securities -- Global Securities" in the accompanying Prospectus will apply to the Notes.

DTC has advised the Operating Partnership of the following information regarding
DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants (as defined in the accompanying Prospectus) deposit with DTC. DTC also facilitates the settlement among its Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct Participants and by the NYSE, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct Participant of DTC, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Commission.

GOVERNING LAW

The Indenture will be governed by and shall be construed in accordance with the laws of the State of New York.

NO PERSONAL LIABILITY OR RECOURSE

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Notes, or because of any indebtedness evidenced thereby, or for any claim based thereon or otherwise in respect thereof, shall be had (i) against Summit Properties or any other past, present or future partner in the Operating Partnership, (ii) against any other person or entity which owns an interest, directly or indirectly, in any partner of the Operating Partnership, or (iii) against any past, present or future stockholder, employee, officer or director, as such, of Summit Properties or any successor, either directly or through the Operating Partnership or Summit Properties or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each Holder of Notes waives and releases all such liability by accepting such Notes. The waiver and release are part of the consideration for the issue of the Notes.

                                  UNDERWRITING

Subject to the terms and conditions in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Operating Partnership has agreed to sell to each of the Underwriters named below (the "Underwriters"), severally, and each of the Underwriters has severally agreed to purchase, the respective principal amount of Notes set forth opposite its name below.

                                                              PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
UNDERWRITER                                                    OF 2004 NOTES      OF 2007 NOTES
-----------                                                   ----------------   ----------------
J.P. Morgan Securities Inc..................................    $                  $
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Morgan Stanley & Co. Incorporated...........................
First Union Capital Markets Corp............................
                                                                -----------        -----------
     Total..................................................    $50,000,000        $50,000,000
                                                                ===========        ===========

Under the terms and conditions of the Underwriting Agreement, the Underwriters will be obligated to purchase all of the Notes if any are purchased.

The Underwriters have advised the Operating Partnership that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain
dealers at such price less a concession not in excess of .      % of the
principal amount of the 2004 Notes and .      % of the principal amount of the
2007 Notes. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of .      % of the principal amount of the 2004 Notes
and .      % of the principal amount of the 2007 Notes to certain other dealers.
After the initial public offering, the public offering price and such concession may be changed.

The 2004 Notes and the 2007 Notes are each a new issue of securities with no established trading market. The Operating Partnership has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for, and purchase, in the open market to cover syndicate shorts or to stabilize the prices of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the Offering, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the prices of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

The Operating Partnership and Summit Properties have agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

In the ordinary course of their respective business, affiliates of the Underwriters have engaged, or may in the future engage, in commercial banking and investment banking transactions with the Operating Partnership. In addition, First Union National Bank an affiliate of First Union Capital Markets Corp., is the Trustee under the Indenture and the agent for the banks and a lender under the Operating Partnership's Unsecured Credit Facility, with an additional bank. The entire net proceeds from the offering of the Notes (approximately
$          million) will be used to repay First Union National Bank as agent, for a portion of the outstanding borrowings of the Operating Partnership under such facility. Since the amount to be repaid to First Union National Bank, as agent, exceeds 10% of the net proceeds from the sale of the Notes, the offering of the Notes is being made pursuant to the provisions of Rules 2710(c)(8) and 2720(c)(3)(C) of the National Association of Securities Dealers, Inc. See "Use of Proceeds."

                                 LEGAL MATTERS

Certain legal matters, including the legality of the Notes being offered hereby, are being passed upon for the Operating Partnership by Goodwin, Procter & Hoar LLP, Boston, Massachusetts. Certain legal matters related to the Offering are being passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

PROSPECTUS
                                  $250,000,000

                             SUMMIT PROPERTIES INC.
                                PREFERRED STOCK
                                  COMMON STOCK

                                  $250,000,000

                      SUMMIT PROPERTIES PARTNERSHIP, L.P.
                                DEBT SECURITIES
                            ------------------------

     Summit Properties Inc. ("Summit" or the "Company") may offer from time to time in one or more series (i) shares of its preferred stock, $.01 par value per share ("Preferred Stock") and (ii) shares of its common stock, $.01 par value per share ("Common Stock"). Summit Properties Partnership, L.P. (the "Operating Partnership") may offer from time to time in one or more series unsecured, non-convertible investment grade debt securities (the "Debt Securities"). The aggregate public offering price of the Preferred Stock and the Common Stock shall be up to $250,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) and the aggregate public offering price of the Debt Securities (collectively with the Preferred Stock and the Common Stock, the "Securities") shall be up to $250,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale). The Securities will be issued in amounts, at prices and on terms to be determined at the time of offering. The Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (ii) in the case of Common Stock, any initial public offering price; and (iii) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Articles of Incorporation, as then in effect, or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Capital Stock."

     The applicable Prospectus Supplement will also contain information, where appropriate, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Preferred Stock and Common Stock may be offered by the Company and the Debt Securities may be offered by the Operating Partnership directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership, respectively, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

SEE "RISK FACTORS" ON PAGE 3 FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
                            PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS JULY 29, 1997.

                             AVAILABLE INFORMATION

     The Company and the Operating Partnership have filed with the Securities and Exchange Commission (the "SEC" or "Commission") a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company and the Operating Partnership, that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, the Company and the Operating Partnership file reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed with the Commission pursuant to the Exchange Act, including all amendments thereto (File No. 1-12792);

     (b) The Company's Current Report on Form 8-K dated March 6, 1997, filed with the Commission pursuant to the Exchange Act, including all amendments thereto (File No. 1-12792);

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission pursuant to the Exchange Act (File No. 1-12792);

     (d) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission pursuant to the Exchange Act (File No. 1-12792);

     (e) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act (File No. 1-12792);

     (f) Annual Report of the Company's 1996 Non-Qualified Employee Stock Purchase Plan on Form 11-K for the year ended December 31, 1996, filed with the Commission pursuant to the Exchange Act (File No. 1-12792);

     (g) The Operating Partnership's Registration Statement on Form 10, dated April 21, 1997, filed with the Commission pursuant to the Exchange Act, including all amendments and reports updating such description (File No. 0-22411);

     (h) The Operating Partnership's Current Report on Form 8-K dated July 23, 1997, filed with the Commission pursuant to the Exchange Act (File No. 0-22411); and

     (i) The Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission pursuant to the Exchange Act (File No. 0-22411).

     All other documents filed with the Commission by the Company or the Operating Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any person receiving a copy of this Prospectus may obtain, without charge, upon request, a copy of any of the documents incorporated by reference herein (except for the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be mailed to Michael G. Malone, Esq., Summit Properties Inc., 212 South Tryon Street, Suite 500, Charlotte, North Carolina 28281. Telephone requests may be directed to Mr. Malone at (704) 334-9905.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                  RISK FACTORS

     An investment in the Securities involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus and the applicable Prospectus Supplement before making a decision to purchase any Securities. Unless the context otherwise requires, the "Company" shall also hereinafter refer to the Operating Partnership and its subsidiaries.

DEVELOPMENT AND ACQUISITION RISKS

     The Company intends to continue to pursue the development and construction of apartment home communities. Risks associated with the Company's development and construction activities may include: the abandonment of development and acquisition opportunities explored by the Company; construction costs of a community may exceed original estimates due to increased materials, labor or other expenses, which could make completion of the community uneconomical; the incurrence of additional costs or liability resulting from defects in construction material; occupancy rates and rents at a newly completed community are dependent on a number of factors, including market and general economic conditions, and may not be sufficient to make the community profitable; financing may not be available on favorable terms for the development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. The occurrence of any of the events described above could adversely affect the Company's ability to achieve its projected yields on communities under development or reconstruction and could prevent the Company from making expected distributions. See "-- Real Estate Investment Risks."

     Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired community up to standards established for the market position intended for that community will prove inaccurate, as well as general investment risks associated with any new real estate investment. Although the Company undertakes an evaluation of the physical condition of each new community before it is acquired, certain defects or necessary repairs may not be detected until after the community is acquired, which could significantly increase the Company's total acquisition costs.

DEPENDENCE ON PRIMARY MARKETS

     Although the communities currently owned by the Company (the "Communities") are located in four areas of the Southeast, Mid-Atlantic and Mid-West regions of the United States, most of the Communities are concentrated in three Southeastern regions: the I-85 Corridor connecting Atlanta, Charlotte and the Raleigh-Durham area; the greater Washington, DC/Virginia area; and central and south Florida. The Company's performance, therefore, is dependent upon economic conditions in these regions. A decline in the economy in these regions or other events that could affect the supply or demand for apartment homes, such as increased construction of new apartment homes, may adversely affect the Company's financial performance and its ability to perform its obligations with respect to the Debt Securities or make distributions to its stockholders.

REAL ESTATE INVESTMENT RISKS

     General Risks. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend on the amount of income generated and expenses incurred. If the Communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to pay distributions to its stockholders will be adversely affected.

     An apartment community's revenues and value may be adversely affected by a number of factors, including the cyclical nature of the real estate market (which is characterized by periods of significant expansion and contraction in the number of housing starts, the amount of building permit activity and the availability of financing); the national economic climate; the local economic climate (which may be adversely impacted by plant closings, industry slowdowns, military base closings and other factors); local real estate conditions (such as an oversupply of or a reduced demand for apartment homes); the perceptions by prospective residents of the safety, convenience and attractiveness of the community; the ability of the owner to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If a community is mortgaged to secure payment of indebtedness, and if the Company is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the community or the exercise of other remedies by the mortgagee. In addition, real estate values and income from communities are also affected by such factors as interest rate levels, the availability of financing and the cost of compliance with government regulation, including zoning, tax and rent stabilization laws.

     Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

     Competition. The Company focuses its operations in ten markets which are primarily located in four areas of the Southeast, Mid-Atlantic and Mid-West: the I-85 Corridor connecting Atlanta, Charlotte and the Raleigh-Durham area; the greater Washington, DC/Virginia area; central and south Florida; and Indianapolis, Indiana and Columbus, Ohio. Within each market there are numerous housing alternatives that compete with the Communities in attracting residents. The Communities compete directly with other rental apartments, condominiums and single-family homes that are available for rent or sale in the markets in which the Communities are located. In addition, various entities, including insurance companies, pension and investment funds, partnerships, investment companies and other multifamily REITs, may compete with the Company for the acquisition of existing properties and the development of new properties, some of which may have greater resources than the Company. The Company has not identified any dominant competitor, nor is it currently the dominant competitor, in its markets.

     Affordable Housing Laws or Restrictions. A number of the Communities are, and will be in the future, subject to federal, state and local statutes or other restrictions requiring that a percentage of apartment homes be made available to residents satisfying certain income requirements. These laws and restrictions, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available in some instances to persons satisfying such requirements, could adversely affect the Company's profitability and its development and acquisition projects in the future.

POTENTIAL ENVIRONMENTAL LIABILITIES

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws, ordinances and regulations typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several, unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to remediate properly the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Finally, the owner or operator of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In connection with the ownership, operation, management and development of the Communities and other real properties, the Company may be potentially liable for such damages and costs.

     All of the Communities have been subjected to a Phase I or similar environmental assessment (which involves general inspections without soil sampling or ground water analysis and generally without radon testing). These assessments have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor has the Company been notified by a governmental authority of any noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of the Communities that it believes would have a material adverse effect on the Company's business, assets or results of operations. The Company is also not aware of any environmental liability relating to those communities which it has, or its predecessors have, owned or leased or otherwise managed, developed or operated that it believes would have a material adverse effect on the Company's business, assets or results of operations.

     It is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Communities will not be affected by residents, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.

NO LIMITATION ON DEBT IN ORGANIZATIONAL DOCUMENTS

     The Company currently has a policy of incurring debt only if upon such incurrence the ratio of debt-to-total market capitalization (i.e., the total consolidated debt of the Company as a percentage of the market value of outstanding shares of capital stock of the Company including units of limited partnership interest of the Operating Partnership) would continue to be 50% or less. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur and the Company's Board of Directors has the power to alter the current policy. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations under any Debt Securities.

IMPACT ON DEBT SECURITIES OF HIGHLY LEVERAGED TRANSACTION OR CHANGE IN CONTROL

     The indentures under which Debt Securities will be issued do not contain any provision that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or change in control

(through the acquisition of securities, the election of directors or otherwise) involving the Operating Partnership or Summit. Accordingly, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any protection in the event of such a transaction. A highly leveraged transaction or a change in control of the Company could adversely affect the Company's ability to meet its obligations under the Debt Securities.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

     The Company intends to operate in a manner that will enable it to qualify as a real estate investment trust (a "REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). Although management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax imposed in any year during which the Company does not qualify for treatment as a REIT would significantly reduce the cash flow available for distribution to stockholders.

LIMITS ON CHANGES IN CONTROL

     Certain provisions contained in the Company's Articles of Incorporation (the "Articles of Incorporation") and the Company's Bylaws (the "Bylaws"), and under Maryland law, may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for the Common Stock, which offers may be attractive to the stockholders, or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. These provisions include the following:

     Preferred Stock. The Articles of Incorporation authorize the Board of Directors to issue up to 25 million shares of Preferred Stock (together with the Common Stock, the "Voting Securities") and to establish the preferences and rights (including the right to vote and the right to convert into Common Stock) of any Preferred Stock issued.

     Ownership Limit. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding Voting Securities may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). For the purpose of preserving the Company's REIT qualification, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, directly or indirectly, more than 9.8% (or 15% for certain investors that will be "looked through" under the Code for purposes of the foregoing REIT qualification requirement) of the outstanding Voting Securities of the Company. Although the Board of Directors of the Company has the authority to waive this restriction with respect to a particular stockholder if it is satisfied, based upon the advice of tax-counsel, that ownership in excess of this limit would not jeopardize the Company's status as a REIT, the Board of Directors could decide that such action would not be in the best interests of the Company in connection with a proposed change in control.

     Required Consent of Holders of Units for Certain Transactions. The Operating Partnership may not sell, transfer or otherwise dispose of all or substantially all of its assets or engage in any other similar transaction (regardless of the form of such transaction) that would result in the recognition of significant taxable gain to the holders of units of limited partnership interest of the Operating Partnership ("Units") without the consent of the holders of 85% of all outstanding Units. Summit currently holds approximately 84.5% of the outstanding Units. This consent requirement could limit the possibility of an acquisition or change in control of the Operating Partnership.

     Maryland Business Combination Statute. Under the Maryland General Corporation Law ("MGCL"), certain "business combinations" (including mergers, consolidations, share exchanges, certain asset transfers and certain issuances of equity securities) between a Maryland corporation and any persons who own 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be approved by the affirmative vote of at least
(a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the holders of the corporation's shares receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for the shares that it owns. However, these provisions of Maryland law do not apply to "business combinations" with an Interested Stockholder that are approved or exempted by the board of directors of the corporation before that Interested Stockholder becomes an Interested Stockholder.

     The Articles of Incorporation of the Company exempt from the Maryland business combination statute any business combination with William F. Paulsen, William B. McGuire, Jr., Raymond V. Jones and David F. Tufaro, or current or future affiliates, associates or other persons acting in concert as a group with any of the foregoing persons.

     Maryland Control Share Acquisition Statute. Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible under the statute to be cast on the matter. "Control Shares" are voting shares that, if aggregated with all other such shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

     If voting rights are not approved at a meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the Control Shares (except those for which voting rights have previously been approved) for fair value. If voting rights for Control Shares are approved at a stockholder meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.

     The Articles of Incorporation and the Bylaws of the Company exempt from the Maryland control share acquisition statute any future transactions which would otherwise be subject to the statute by Messrs. Paulsen, McGuire, Jones and Tufaro, or current or future affiliates, associates, or other persons acting in concert or as a group with any of the foregoing persons. Consequently, this prohibition on voting control shares will not apply to such persons.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

GENERAL

     Summit is one of the largest developers and operators of luxury garden apartment communities in the southeastern United States. The Company is a self-administered and self-managed real estate investment trust. The Company's Common Stock is listed on the New York Stock Exchange under the symbol "SMT."

     The Company's business is conducted principally through the Operating Partnership, of which the Company is the sole general partner and, as of June 30, 1997, the holder of approximately 84.7% of the outstanding Units. Subject to certain holding periods, each Unit, other than those held by the Company, may be submitted by the holder thereof for redemption by the Operating Partnership. The Company may, at its option, satisfy any redemption request by delivering cash or one share (subject to certain adjustments) of Common Stock for each Unit submitted for redemption. With each such exchange, the number of Units owned by the Company and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

     The Company's third party management and certain construction and other businesses are conducted through its subsidiaries, Summit Management Company, a Maryland corporation (the "Management Company"), and Summit Apartment Builders, Inc., a Florida corporation (the "Construction Company").

     The Company was organized as a real estate investment trust under the laws of the State of Maryland on December 1, 1993 and later changed to corporate form on January 13, 1994. The Operating Partnership was organized as a limited partnership under the laws of the State of Delaware on January 14, 1994. On February 15, 1994, the Company completed its initial public offering of Common Stock (the "Initial Offering"). The principal executive office of the Company and the Operating Partnership is located at 212 South Tryon Street, Suite 500, Charlotte, North Carolina 28281; telephone number (704) 334-9905.

                                USE OF PROCEEDS

     The Company is required by the terms of the partnership agreement of the Operating Partnership, to invest the net proceeds of any sale of Common Stock or Preferred Stock in the Operating Partnership in exchange for additional Units or preferred Units, as the case may be. As will be more fully described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities for one or more of the following: repayment of indebtedness, investments in new communities and new developments, maintenance of currently owned communities and general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges for the Company, the Operating Partnership and the predecessor to the Company and the Operating Partnership for the periods shown:

SIX MONTHS ENDED      YEAR ENDED          YEAR ENDED          YEAR ENDED          YEAR ENDED          YEAR ENDED
 JUNE 30, 1997     DECEMBER 31, 1996   DECEMBER 31, 1995   DECEMBER 31, 1994   DECEMBER 31, 1993   DECEMBER 31, 1992
----------------   -----------------   -----------------   -----------------   -----------------   -----------------
      2.20               1.78                1.65                1.52                0.77*               0.62*

---------------

* Prior to the completion of the Initial Offering, the Company maintained a different capital structure. As a result, although the original properties have historically generated positive net cash flow, the financial statements of the Company show net losses for the fiscal years ended December 31, 1993 and 1992. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by approximately $6.0 million and $10.1 million for the fiscal years ended December 31, 1993 and 1992, respectively.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense (whether expensed or capitalized), estimated interest component of rent expense, and the amortization of debt issuance costs. To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Company conducts its business principally through the Operating Partnership. Consequently, the Operating Partnership, and not the Company, will issue the Debt Securities. The Debt Securities will be direct unsecured obligations of the Operating Partnership and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Operating Partnership and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the material provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

     The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Operating Partnership as described under " -- Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     Each Indenture provides that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth the material terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

      (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

      (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

      (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

      (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

      (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

      (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

      (7) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the applicable Indenture may be served;

      (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

      (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (11) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

     (12) Whether such Debt Securities will be issued in certificated or book-entry form and, if in book entry form, the identity of the depository for such Debt Securities;

     (13) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

     (14) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

     (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

     (16) Any deletions from, modifications of or additions to the events of default or covenants of the Operating Partnership, to the extent different from those described herein or set forth in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such Debt Securities due and payable;

     (17) With respect to any Debt Securities that provide for optional redemption or prepayment upon the occurrence of certain events (such as a change of control of the Operating Partnership), (i) the possible effects of such provisions on the market price of the Operating Partnership's or the Company's securities or in deterring certain mergers, tender offers or other takeover attempts, and the intention of the Operating Partnership to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws in connection with such provisions; (ii) whether the occurrence of the specified events may give rise to cross-defaults on other indebtedness such that payment on such Debt Securities may be effectively subordinated; and (iii) the existence of any limitation on the Operating Partnership's financial or legal ability to repurchase such Debt Securities upon the occurrence of such an event (including, if true, the lack of assurance that such a repurchase can be effected) and the impact, if any, under the Indenture of such a failure, including whether and under what circumstances such a failure may constitute an event of default;

     (18) The name of the applicable trustee and the nature of any material relationship with the Operating Partnership or with any of its affiliates, and the percentage of Debt Securities of the class necessary to require the trustee to take action; and

     (19) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, any special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as described under "Merger, Consolidation or Sale of Assets" or as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of (i) a highly leveraged or similar transaction involving the Operating Partnership, the management of the Operating Partnership or the Company, or any affiliate of any such party, (ii) a change of control, or (iii) a reorganization, restructuring, merger or similar transaction involving the Operating Partnership that may adversely affect the holders of the Debt Securities. In addition, subject to the limitations set forth under "Merger, Consolidation or Sale of Assets," the Operating Partnership may, in the future, enter into certain transactions, such as the sale of all or substantially all of its assets or the merger or consolidation of the Operating Partnership, that would increase the amount of the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's indebtedness or substantially reduce or eliminate the Operating Partnership's assets, which may have an adverse effect on the Operating Partnership's ability to service its indebtedness, including the Debt Securities. Neither Maryland General Corporation Law nor the governing instruments of the Company and the Operating Partnership define the term "substantially all" in connection with the sale of assets. Additionally, Maryland cases interpreting the words "substantially all" all rely heavily upon the facts and circumstances of the particular case. Consequently, to determine whether a sale of "substantially all" of the Operating Partnership's assets has occurred, a holder of Debt Securities must review the financial and other information disclosed by the Operating Partnership to the public. Restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Trustee or the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Operating Partnership nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures provide that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (i) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, shall expressly assume (A) the Operating Partnership's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and (B) the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indentures require the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indentures require the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indentures require the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

     Payment of Taxes and Other Claims. The Indentures require the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

     Additional Covenants. Any additional covenants of the Operating Partnership with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Operating Partnership contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed (except mortgage indebtedness) by the Operating Partnership or any of its subsidiaries in an aggregate principal amount in excess of $25,000,000 or under any indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed (except mortgage indebtedness) by the Operating Partnership or any of its subsidiaries in an aggregate principal amount in excess of $25,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled;
(vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary of the Operating Partnership; and (vii) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an event of default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee; and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series; or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     The Indentures provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of Summit, as general partner of the Operating Partnership, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of any outstanding Debt Securities necessary to modify or amend the applicable Indenture with respect to such Debt Securities, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Operating Partnership as obligor under such Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

     The Indentures provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture; and (iv) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

     The Indentures contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Securities will be subject to the following subordination provisions.

     Upon any distribution to creditors of the Operating Partnership in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Operating Partnership to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Operating Partnership receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Debt or other indebtedness of the Operating Partnership and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of Subordinated Indebtedness may recover less, ratably, than general creditors of the Operating Partnership.

     Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Operating Partnership in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Operating Partnership for money borrowed or represented by purchase-money obligations; (ii) indebtedness of the Operating Partnership evidenced by notes, debentures, or bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement; (iii) obligations of the Operating Partnership as lessee under leases of property either made as part of any sale and leaseback transaction to which the Operating Partnership is a party or otherwise; (iv) indebtedness, obligations and liabilities of others in respect of which the Operating Partnership is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Operating Partnership has agreed to purchase or otherwise acquire; and (v) any binding commitment of the Operating Partnership to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (A) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities; (B) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Operating Partnership to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated; and (C) the Subordinated Securities. There will not be any restrictions in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

     If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Operating Partnership's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust) ("defeasance"); or (ii) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under " -- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service (the "Service") or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; (ii) the European Currency Unit ("ECU") both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

     The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or any equity interest in the Operating Partnership.

PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided, however, that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                         DESCRIPTION OF PREFERRED STOCK


     The description of the Company's Preferred Stock set forth below is a summary of the material provisions thereof, does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws"), as in effect from time to time.


GENERAL

     Under the Articles of Incorporation, the Company has authority to issue 25 million shares of Preferred Stock, par value $.01 per share, none of which was outstanding as of the date of this Prospectus. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. Shares of Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Company's Articles of Incorporation to fix for each series, subject to the provisions of the Company's Articles of Incorporation regarding excess stock, $.01 par value per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

TERMS

     The following description of the Preferred Stock sets forth the material terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

      (1) The title and stated value of such Preferred Stock;

      (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

      (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

      (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

      (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

      (6) The provision for a sinking fund, if any, for such Preferred Stock;

      (7) The provision for redemption, if applicable, of such Preferred Stock;

      (8) Any listing of such Preferred Stock on any securities exchange;

      (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price or rate (or manner of calculation thereof);

     (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

     (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

     (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

     (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

     Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period; or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such

Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and
(ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (A) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (B) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Stock of the Company. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

     The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK


     The description of the Company's Common Stock set forth below is a summary of the material provisions thereof, does not purport to be complete and is qualified in its entirety by reference to the Company's Articles of incorporation and Bylaws, as in effect from time to time.


GENERAL

     Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At April 3, 1997, the Company had outstanding 23,078,821 shares of Common Stock.

TERMS

     The following description of the Common Stock sets forth the material terms and provisions of the Common Stock to which any Prospectus Supplement may relate. Subject to the preferential rights of any other class or series of stock and to the provisions of the Company's Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. The Company's Board of Directors is divided into three classes. The members of each class serve for a term of three years. The terms for the three classes are staggered such that the term of only one class of directors expires each year. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

     Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     Subject to the provisions of the Company's Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Company's Articles of Incorporation provide that such transactions, with the exception of an amendment of the Articles of Incorporation affecting restrictions on transfer, can be effected by a vote of a majority of the shares entitled to vote on such matters.

     Provisions of the Company's Articles of Incorporation described below under "Restrictions on Transfers of Capital Stock," together with other provisions of the Company's Articles of Incorporation and the MGCL may discourage a change in control and limit the opportunity for stockholders to receive a premium for their Common Stock.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is First Union National Bank of North Carolina.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) (the "Five or Fewer Test"), and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations." In order to protect the Company against the risk of losing its status as a REIT on account of a concentration of ownership among its stockholders, the Articles of Incorporation, subject to certain exceptions, provide that no holder who is an individual may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the Company's capital stock. Pursuant to the Code, certain types of entities, such as pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940 and corporations will be looked-through for the purposes of the Five or Fewer Test. The Company's Articles of Incorporation limits such entities to holding no more than 15% of the aggregate value of the Company's shares of capital stock (the "Look-Through Ownership Limit"). Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the Ownership Limit or the Look-Through Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of
Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. The Board of Directors in its sole discretion may waive the Ownership Limit or the Look-Through Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT and the Board of Directors otherwise decides that such action is in the best interests of the Company. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

     Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the Ownership Limit or the Look-Through Ownership Limit will automatically be converted into shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the Ownership Limit or the Look-Through Ownership Limit. While held in trust, the Excess Stock will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and, except upon liquidation, will not be entitled to participate in distributions. Any distribution paid on Excess Stock, prior to the discovery by the Company that capital stock has been transferred in violation of the Ownership Limit or the Look-Through Ownership Limit, shall be repaid to the Company upon demand. Shares of Excess Stock are not treasury stock, but rather constitute a separate class of issued and outstanding stock of the Company. The original transferee-stockholder may, at any time while the shares of Excess Stock are held by the Company in trust, transfer the interest in the trust representing the Excess Stock to any individual whose ownership of the capital stock converted into such Excess Stock would be permitted under the Ownership Limit or the Look-Through Ownership Limit, at a price not in excess of (i) the price paid by the original transferee-stockholder for the capital stock that was converted into Excess Stock, or (ii) if the original transferee-stockholder did not give value for such shares (e.g. the capital stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Excess Stock were converted for the ten days immediately preceding such sale or gift. Immediately upon the transfer to the permitted transferee, the Excess Stock will automatically be converted into capital stock of the class from which it was converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Stock and to hold the Excess Stock on behalf of the Company.

     In addition, the Company will have the right, for a period of 90 days during the time any shares of Excess Stock are held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder for the lesser of (i) the price initially paid for the capital stock by the original transferee-stockholder, or if the original transferee-stockholder did not give value for such shares (e.g., the shares were received through a gift, devise or other transaction), the average closing price for the class of capital stock from which such shares of Excess Stock were converted for the ten days immediately preceding such sale or gift, and (ii) the average closing price for the class of such shares of Excess Stock were converted for the ten trading days immediately preceding the date the Company elects to purchase such shares. The 90-day period begins on the date notice is received of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

     These restrictions will not preclude settlement of transactions through the New York Stock Exchange.

     Each stockholder shall, upon demand, be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of the Company's capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit and the Look-Through Ownership Limit may have the effect of precluding acquisition of control of the Company unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company.

                       FEDERAL INCOME TAX CONSIDERATIONS

     Based on quarterly and annual internal compliance tests, annual review of such testing conducted by its independent accountants, and consultation with such accountants and the Company's counsel from time to time, the Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of the material federal income tax considerations of an investment in the Company's Securities to the extent those considerations relate to the taxation of the Company. To the extent such considerations relate to the tax treatment of particular Securities, they will be addressed in the applicable Prospectus Supplement. For the particular provisions that govern the federal income tax treatment of the Company and its stockholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by those Sections of the Code and the regulations thereunder.

     The statements in this discussion are based on current provisions of the Code, Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Service, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. To the extent that legal conclusions are contained in this summary, the Company has based such conclusions on the opinion of counsel to the Company.

     EACH INVESTOR IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCE TO HIM OR HER OF AN INVESTMENT IN THE COMPANY'S SECURITIES.

     Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its stockholders. However, the Company may be subject to federal income tax under certain circumstances including taxes at regular corporate rates on any undistributed REIT taxable income, the "alternative minimum tax" on its items of tax preference, and taxes imposed on income and gain generated by certain extraordinary transactions. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its stockholders.

     In addition to meeting a number of technical requirements, including requirements regarding distributions to shareholders, diversification of ownership and record keeping, to qualify as a REIT the Company must meet certain tests regarding the nature of its assets and its gross income. The Company is largely restricted under these tests to holding "real estate assets" (as defined in the Code) for investment (and not for resale) and relatively small amounts of investment securities. Accordingly, the Company's ability to diversify its holdings outside of investments in real estate is limited. The requirements of the statutory tests also impose certain requirements on the Company's leases with its tenants, including restrictions on the Company's ability to provide noncustomary services to its tenants. Because the Company's proportionate share of the assets and items of income of the Operating Partnership and its subsidiaries are treated as assets and gross income of the Company, the same restrictions apply to the operations and investments of the Operating Partnership and its subsidiaries. Further, changes in law, or in the interpretation of the law, may change the nature and effect of these restrictions or add additional restrictions to the manner in which the Company conducts its business.

     In the opinion of Goodwin, Procter & Hoar LLP, counsel to the Company, commencing with the taxable year ending December 31, 1994, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. Moreover, Goodwin, Procter & Hoar LLP's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties, and the future conduct of the Company's business. The Company's qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, the distribution levels, stock ownership, and other various qualification tests imposed under the Code. Goodwin, Procter & Hoar LLP will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements.

     Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. In particular, foreign investors should consult their own tax advisors

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concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                              PLAN OF DISTRIBUTION

     The Company may sell Preferred Stock and Common Stock and the Operating Partnership may sell Debt Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company, from the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership, and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Operating Partnership or the Company may elect to list any series of Debt Securities or Preferred Stock, respectively, on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, any series of Debt Securities or Preferred Stock.

     Until the distribution of the Securities is completed, rules of the Commission may limit the ability of any underwriters and selling group members to bid for and purchase the Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Securities.

     If any underwriters create a short position in the Securities in connection with an offering, i.e., if they sell more Securities than are set forth on the cover page of the applicable Prospectus Supplement, the underwriters may reduce that short position by purchasing Securities in the open market.

     The lead underwriters may also impose a penalty bid on certain other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those Securities as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

     Neither the Company nor the Operating Partnership makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the

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

Securities. In addition, neither the Company nor the Operating Partnership makes any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Company Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     If so indicated in the applicable Prospectus Supplement, the Operating Partnership will authorize underwriters or other persons acting as the Operating Partnership's agents to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Operating Partnership Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Operating Partnership Contract will be for an amount not less than, and the aggregate principal amount of Debt Securities sold pursuant to Operating Partnership Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but will in all cases be subject to the approval of the Operating Partnership. The obligations of any purchaser under any such contract will be subject to the conditions that (i) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such purchaser is subject, and (ii) if the Debt Securities are being sold to underwriters, the Operating Partnership shall have sold to such underwriters the total principal amount of the Debt Securities less the principal amount thereof covered by Operating Partnership Contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Securities, will be passed upon for the Company and the Operating Partnership by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this registration statement by reference from the Company's Annual Report on Form 10-K for the year ended December 31,

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


1996, as amended, the Annual Report on Form 11-K of the Company's 1996 Non-Qualified Employee Stock Purchase Plan for the year ended December 31, 1996 and the Operating Partnership's Registration Statement on Form 10, dated April 21, 1997, as amended, have been audited by Deloitte & Touche LLP, independent accountants, as stated in their reports which are incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The financial statements incorporated in this registration statement by reference from the Company's Current Report on Form 8-K/A-1, dated May 1, 1997, and the Operating Partnership's Registration Statement on Form 10/A-2, dated June 30, 1997, have been audited by Reznick, Fedder & Silverman, Deloitte & Touche LLP and Arthur Andersen LLP, independent accountants, as stated in their reports which are incorporated herein by reference and have been so incorporated in reliance upon the report of each such firm given upon their authority as experts in accounting and auditing.


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